UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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APACHE CORPORATION

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APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2014 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 15, 2014, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of the three directors named in the attached proxy statement to serve until the Company’s annual meeting in 2017;

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2014;

3.	Advisory vote to approve the compensation of the Company’s named executive officers;

4.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors to provide for the annual election of all directors; and

5.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 17, 2014, are entitled to notice of, and to vote at, the annual meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

Houston, Texas

April 2, 2014

C. L. PEPER

Corporate Secretary

APACHE CORPORATION

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 15, 2014:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with 2013 Summary Annual Report, are available free of charge on the Company’s website at http://www.apachecorp.com

PROXY STATEMENT TABLE OF CONTENTS

i

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to shareholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to shareholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to shareholders of record on December 31, 2001.

Information on our website is not incorporated by reference into, and does not constitute a part of, this proxy statement.

ii

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

April 2, 2014

PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2014 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s Board of Directors starting on or about April 2, 2014.

Purpose of the Annual Meeting

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Items 1- 3: election of directors;

•	Item 4: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors;

•	Item 5: advisory vote to approve the compensation of the Company’s named executive officers;

•	Item 6: approval of an amendment of the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors to provide for the annual election of all directors; and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 17, 2014, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2014, there were 393,780,337 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Item 4 — ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Items 1-3 — the election of directors;

•	Item 5 — advisory vote to approve the compensation of the Company’s named executive officers; and

•	Item 6 — approval of an amendment of the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors to provide for the annual election of all directors.

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may give the Company instructions on how your shares are to be voted by:

(1)	using the internet voting site listed on the enclosed proxy card or scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the internet/mobile voting system are shown on the proxy card); or

(2)	using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

(3)	marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet/mobile or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you. If you vote by internet/mobile or telephone, please do not also mail the enclosed proxy card.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers,

•	FOR approval of an amendment of the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors to provide for the annual election of all directors, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any are properly raised at the meeting.

Voting 401(k) Savings Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card, and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 11, 2014, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by internet, telephone or mail), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Votes Needed

Election of Directors.    The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus, will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors.    The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Named Executive Officers.    You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of the Company’s common stock present in person or represented by proxy at our annual meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Approval of an Amendment to our Restated Certificate of Incorporation.    Four-fifths (80%) of the outstanding shares of the Company’s common stock must be voted FOR the proposal to amend the Company’s Restated Certificate of Incorporation to eliminate the classified Board of Directors to provide for the annual election of all directors in order for it to pass. You may vote FOR or AGAINST the proposal, or you may ABSTAIN. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN or a broker non-vote will have the effect of a vote AGAINST the proposal.

Other Business.    The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business which may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

Who Counts the Votes

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of the election.

ELECTION OF DIRECTORS

(ITEM NOS. 1-3 ON PROXY CARD)

The Company’s Restated Certificate of Incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The current terms of directors G. Steven Farris, Randolph M. Ferlic, and A. D. Frazier, Jr. will expire at the annual meeting. Amy H. Nelson was appointed to the Board of Directors on February 5, 2014. Each of Mr. Farris, Mr. Frazier, and Ms. Nelson has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional three-year term. If elected, Mr. Farris, Mr. Frazier, and Ms. Nelson will serve beginning upon their election until the annual meeting of shareholders in 2017.

Randolph M. Ferlic, who has served as a director since 1986, will retire from the Company’s Board of Directors effective as of the close of the annual meeting on May 15, 2014.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than three nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTORS.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes or skills to serve on our Board are discussed under the heading “Qualifications of Directors” below.

G. STEVEN FARRIS, 65, joined the Company’s Board of Directors in 1994, was appointed chairman of the board in January 2009, and has served as chief executive officer since May 2002. In February 2014, Mr. Farris also assumed the title of president. He served the Company as president and chief operating officer from May 1994 to February 2009, as senior vice president from 1991 to 1994, and as vice president — exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and business development for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is a member of the Board of Visitors of M.D. Anderson Cancer Center, Houston, Texas, and is a founding member and serves on the executive committee of America’s Natural Gas Alliance (“ANGA”).

A. D. FRAZIER, JR., 69, joined the Board of Directors of the Company in 1997. He has served as president of Georgia Oak Partners, a private equity investment firm, since September 2011, having previously been a partner in Affiance, Inc., a Georgia - based bank consulting group. In July 2010, Mr. Frazier was appointed chairman of the Special Council for Tax Reform and Fairness to Georgians, established by the Georgia state legislature to examine the state’s tax code. He served as chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, from March 2006 until its sale in July 2008, and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing, and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and chairman of the Stock Plan Committee.

AMY H. NELSON, 44, joined Apache’s Board of Directors in February 2014. Ms. Nelson is the president of Greenridge Advisors, LLC, an energy services and equipment consulting firm focused on the development, execution and financing of growth strategies, that she founded in 2007. Prior to Greenridge, she served as a vice president of SCF Partners, a private equity firm, from 2000 to 2007, and she worked for Amoco Production Company in planning and engineering roles from 1992 to 1998. Since 2009, Ms. Nelson has been an adjunct professor of management at Rice University’s Jesse H. Jones Graduate School of Business.

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the Board of Directors whose term is not expiring at the 2014 annual meeting, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. In addition, each director’s experience, qualifications, attributes or skills to serve on our Board are discussed under the heading “Qualifications of Directors” below.

Term Expires

CHANSOO JOUNG, 53, joined the Company’s Board of Directors in February 2011. Mr. Joung serves as a senior advisor at Warburg Pincus LLC, a firm at which he was a partner from 2005 to 2010. Prior to joining Warburg Pincus, Mr. Joung was co-head, then head, of the Americas Natural Resources Group in the investment banking division of Goldman Sachs from 1999 to 2004, and he served as a corporate finance banker in the Natural Resources Group from 1994 to 1999. While in the Natural Resources Group, he was promoted to managing director in 1996 and partner in 1998. Mr. Joung founded and led Goldman Sachs’ London-based European Energy Group in investment banking from 1992 to 1994. He began his career with Goldman Sachs in 1987 in the corporate finance department and also worked in the mergers and acquisitions department until 1990. Mr. Joung served as a director of Targa Resources Corp. and Targa Resources Partners, LP from 2007 to February 2011. At Apache, he is a member of the Audit Committee and a member of the Corporate Governance and Nominating Committee.	2016

GEORGE D. LAWRENCE, 63, a private investor, joined the Company’s Board of Directors in May 1996. Mr. Lawrence was president, chief executive officer, and a director of The Phoenix Resource Companies, Inc., a public oil and gas company, from 1990 until May 1996, when Phoenix merged with Apache. At Apache, he is chairman of the Management Development and Compensation Committee.	2015

JOHN E. LOWE, 54, joined the Company’s Board of Directors in July 2013. Mr. Lowe was assistant to the chief executive officer of ConocoPhillips from 2008 to 2012, and held a series of executive positions with ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, Commercial from 2006 to 2007; and executive vice president, planning, strategy and corporate affairs from 2002 to 2006. He is a former board member of Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, LLC, the general partner of DCP Midstream Partners LP. Mr. Lowe is a member of the board of directors for Phillips 66, Houston, Texas, and Agrium Inc., Calgary, Alberta, and a special executive advisor to Tudor, Pickering, Holt & Co. At Apache, Mr. Lowe is a member of the Management Development and Compensation Committee and a member of the Stock Plan Committee.	2015

WILLIAM C. MONTGOMERY, 52, joined Apache’s Board of Directors in September 2011. Since July 2011, Mr. Montgomery has served as a managing director of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries, and is a member of Quantum’s executive and investment committees. Prior to joining Quantum, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co. from October 2002 to April 2011, where he headed the firm’s Americas Natural Resources Group as well as its Houston office. During his 22 years as an investment banker, Mr. Montgomery focused globally on large cap energy companies primarily in the upstream, integrated, and oil service sectors. At Apache, Mr. Montgomery is a member of the Corporate Governance and Nominating Committee and a member of the Management Development and Compensation Committee.	2016

Term Expires

RODMAN D. PATTON, 70, joined the Company’s Board of Directors in December 1999. Mr. Patton has over 30 years of experience in oil and gas investment banking and corporate finance activity, including serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Prior to joining Merrill Lynch, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy L.P. (formerly Valero L.P.), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.	2015

CHARLES J. PITMAN, 71, joined the Company’s Board of Directors in May 2000. Mr. Pitman served as a non-executive director and chairman of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from September 2005 until January 2009, chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria, from June 2007 to March 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. He retired from BP Amoco plc in late 1999, having served as regional president - Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco. At Apache, Mr. Pitman was appointed lead director in February 2013, and is chairman of the Corporate Governance and Nominating Committee and a member of the Stock Plan Committee.	2015

QUALIFICATIONS OF DIRECTORS

In selecting our directors and director nominees, the CG&N Committee has sought to create a Board with a broad and balanced set of skills, complemented by diversity of experience and expertise. As is evidenced by the biographical information set forth above, each director contributes his or her own unique background which has led the CG&N Committee to conclude that the Company and our shareholders will benefit from the director’s service on the Company’s Board. It is equally important that the particular skill sets of each director complement the experience, qualifications, attributes and skills of our Board of Directors as a whole. In addition to the qualifications described in the preceding biographical information, the following is a discussion of the particular experience, qualifications, attributes or skills of each director that led our Board to conclude that he or she will contribute to the diversity of experience and expertise required for the effective functioning of our Board.

G. STEVEN FARRIS Mr. Farris’ 31 years’ experience in the oil and gas industry coupled with his 19 years of direct leadership at Apache provide him with valuable insight not only into the oil and gas industry, but also the unique day-to-day operations of Apache. Throughout his career, Mr. Farris has held positions of increasing responsibility in the oil and gas industry, culminating in his appointment as chief executive officer of Apache in May 2002 and chairman of the board in January 2009. Since being named as chief operating officer in 1994, Mr. Farris has been instrumental in growing the Company’s reserves by ten times to approximately 2.6 billion barrels of oil equivalent (“boe”) and production to 760,775 boe per day.

A. D. FRAZIER, JR. In addition to the executive positions noted in his biographical information above, Mr. Frazier spent a large part of his career as an executive in the investment banking industry. He served as the chief executive officer of INVESCO, Inc., an affiliate of an independent global investment management firm, from 1997 to 2000. Mr. Frazier also served as executive vice president, North American Banking Group, of First Chicago Corporation and First National Bank of Chicago from 1982 to 1991, where, among other numerous industry specialties, he oversaw the Bank’s oil and gas specialty, which provided him with an intimate knowledge of the oil and gas industry. He also served as the chief operating officer of the Atlanta Olympic Games Committee from 1991 to October 1996, and senior advisor to The Dilenschneider Group, Inc., a New York-based public relations consulting company, during 2011. During his career, Mr. Frazier has been responsible for the development, management, and operation of a diverse group of businesses and organizations. Through these executive and director positions, Mr. Frazier gathered extensive experience in identifying, analyzing, and managing risk across a wide range of industries.

CHANSOO JOUNG Mr. Joung has spent almost his entire career working in the finance industry with energy companies. He currently serves as a senior advisor at Warburg Pincus LLC where he provides advice on new and existing investments in the energy sector. Previously, as a partner at Warburg Pincus, his duties included sourcing, executing and monitoring energy investments. Prior to joining Warburg Pincus, Mr. Joung spent almost 18 years at Goldman Sachs where he worked in the Natural Resources Group and also founded and led the London-based European Energy Group in investment banking. While at Warburg Pincus, Mr. Joung served on the boards of a number of private companies in a variety of sectors in the energy industry. He also served on the boards of Targa Resources Corp. and Targa Resources Partners, LP. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

GEORGE D. LAWRENCE Mr. Lawrence began his oil and gas career with the predecessor to The Phoenix Resource Companies, Inc. in 1985, holding management positions with increasing responsibility, culminating in his serving as president, chief executive officer, and a director of Phoenix from 1990 until 1996, when the company merged with Apache. During his tenure as chief executive officer of Phoenix, Mr. Lawrence gained valuable corporate leadership experience in all aspects of business including finance, securities, operations, strategy, and risk. At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations that were spread over several continents and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains at the core of Apache’s operations. Prior to entering the oil and gas business, Mr. Lawrence engaged in a diversified private practice of law and also served five years at the United States Department of Justice, his last position there being the assistant chief of the environmental enforcement section.

JOHN E. LOWE Mr. Lowe enjoyed a 30-year career with Phillips Petroleum Company and ConocoPhillips serving in positions of increasing responsibilities during that time. Most recently, he served as assistant to the CEO of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun-off from ConocoPhillips in 2012. He previously held a series of executive positions with ConocoPhillips, including executive vice president, exploration and production, from 2007 to 2008, executive vice president, commercial, from 2006 to 2007, and executive vice president, planning, strategy and corporate affairs from 2002 to 2006. Mr. Lowe is a director at Phillips 66, special executive advisor to Tudor, Pickering, Holt & Co., and serves on the board of Agrium, Inc. Through these positions and his career in the oil and gas industry, Mr. Lowe has gained valuable experience in identifying, assessing, and minimizing risk that can affect large oil and gas companies. These positions and his career have also provided him with the experience necessary for his role on Apache’s Management Development and Compensation and Stock Plan committees.

WILLIAM C. MONTGOMERY Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large cap energy companies. He currently serves as a managing director at Quantum Energy Partners where he provides advice on new and existing investments in the energy and power industries. At Quantum, his duties include membership on the executive and investment committees, which set the firm’s strategy and originate and oversee investments in the upstream, midstream, and oilfield service sectors of the oil and gas industry. Previously, as a partner at Goldman, Sachs & Co. for over eight years, he headed the Americas Natural Resources Group and was a member of the Investment Banking Services Leadership Group. Mr. Montgomery’s contributions to the Board will be aided by the knowledge and experience he gains from his current role at Quantum Energy Partners, which involves broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors. His contributions to the Board will also be enhanced by his background as an investment banker, where he gained significant experience with the energy industry and energy-related capital markets. Apache will also benefit from the extensive relationships that Mr. Montgomery has formed throughout his 22-year career serving various global energy companies.

AMY H. NELSON Ms. Nelson has devoted her entire 22-year career to serving companies in the oil and gas industry. Ms. Nelson is the founder and president of Greenridge Advisors, LLC, an energy services and equipment consulting firm, where her consulting practice focuses on the development, execution, and financing of growth strategies for her oil and gas industry clients. She advises her clients on strategy development, acquisition evaluation, and infrastructure development. Prior to Greenridge, Ms. Nelson served as vice president of a private equity firm, SCF Partners, where she focused on investment strategy, investment execution, and portfolio company management. Previously, she also worked at Amoco Production Company in various roles including as planning coordinator, project manager, and as an engineer. Her various roles in the oil and gas industry have provided Ms. Nelson with valuable experience in the assessment and management of risk faced by oil and gas companies.

RODMAN D. PATTON Prior to joining Apache’s Board of Directors, for over 25 years, Mr. Patton held various executive positions in the oil and gas investment banking industry. As a managing director at Merrill Lynch, First Boston (later Credit Suisse) and other investment banks, Mr. Patton gained extensive experience advising oil and gas companies on capital structure, strategy, and direction. He also gained valuable experience in the assessment and management of risk faced by oil and gas companies. As a former investment banker and as chairman of NuStar GP’s audit committee, Mr. Patton has extensive financial reporting expertise, which serves him well in his role as a member of Apache’s Audit Committee.

CHARLES J. PITMAN Having served in executive and director capacities at numerous oil and gas companies, Mr. Pitman has gained invaluable experience in and knowledge of the oil and gas industry. During his 24-year career at Amoco Corporation and BP Amoco plc, Mr. Pitman served in a variety of leadership positions in the United States and multiple international locations, principally in the Middle East. Notably, Mr. Pitman served as president of Amoco Egypt Oil Company from 1992 to 1996, president of Amoco Eurasia Petroleum Company from 1997 to 1998, regional president BP Amoco plc - Middle East/Caspian/Egypt/India from December 1998 until his retirement in 1999. Most recently, Mr. Pitman has utilized his considerable experience in international oil and gas by participating in oil and gas ventures in Russia and Algeria. Prior to joining Amoco, Mr. Pitman served in the United States Department of State as a foreign service officer and attorney-adviser.

DIRECTOR INDEPENDENCE

During 2013 and the first two months of 2014, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”). The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Subject to some exceptions, these standards generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from the Company (other than for service as a director or for the immediate family member, as a non-executive employee); (d) the director is an employee of or the director or a member of the director’s immediate family is employed as a partner of Ernst & Young LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

Lead Director

The Company’s Governance Principles require that the independent (non-employee) directors meet in executive session at least twice each year and, in 2013, they met five times in executive session. These executive sessions are chaired by a lead director. Pursuant to the Company’s Governance Principles, the lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the non-management directors. In addition to chairing the executive sessions, the lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chairman and chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group, and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. Randolph M. Ferlic served as lead director from February 2011 until February 2013. Effective February 2013, Charles J. Pitman was elected as the Company’s lead director and effective February 2014, Mr. Pitman was re-elected as lead director. The role and responsibilities of the lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Throughout much of Apache’s history, the Company has ascribed to the traditional U.S. board leadership structure, under which our chief executive officer has also served as the chairman of our Board of Directors. From 1969 until 2002, both of these positions were held by our founder, Mr. Raymond Plank. However, upon Mr. Raymond Plank’s retirement as chief executive officer of the Company in 2002, Mr. Farris was appointed as the Company’s chief executive officer and Mr. Raymond Plank remained as the Company’s chairman of the board. Upon Mr. Plank’s retirement as chairman of the board in January 2009, Mr. Farris was appointed the Company’s chairman of the board, once again unifying the roles of chairman and chief executive officer. As Apache’s history demonstrates, we believe it is important to maintain the flexibility to have either a combined or a separated chair and chief executive officer structure as circumstances dictate. Each structure has served us well in the past. Currently, we believe that the efficiencies created by a combined position work best, especially when viewed in conjunction with our lead director, elected annually by our independent directors, assuring strong board leadership. In particular, this structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides for efficient coordination of board action, particularly in the event of crisis. The combination of the chairman’s ability to call board meetings with the chief executive officer’s intimate knowledge of our business, including our risk management framework, provides a strong structure for the efficient operation of our board process and effective leadership of our Board overall. This structure avoids potential confusion as to leadership roles and duplication of efforts that can result from the roles being separated. It also assists our chairman and chief executive officer in managing the Company and dealing with third parties more effectively on a day-to-day basis. Our Board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant. This is the model that the Company has utilized for much of its history, and we believe that it is the most effective way to lead the Company going forward.

Risk Oversight

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risk. The Company’s Governance Principles state that in addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has four standing independent committees: Audit, Corporate Governance and Nominating, Management Development and Compensation, and Stock Plan. The Executive Committee was eliminated by the Board of Directors in May 2013. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should discuss and consider the process by which senior management of the Company and the relevant departments assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy. The Audit Committee and the Board ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the Board has created a Corporate Risk Committee composed of members of our management team. The Corporate Risk Committee monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, including our Corporate Risk Committee, our independent (non-employee) directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions are chaired by our lead director, and provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

For risk considerations in our compensation programs, please read the Compensation Discussion and Analysis section included in this proxy statement.

STANDING COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, a Management Development and Compensation (“MD&C”) Committee, a Stock Plan Committee, and until May 2013, an Executive Committee. Actions taken by these committees are reported to the Board of Directors at the next board meeting. During 2013, each of the Company’s current directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member. All directors attended the Company’s 2013 annual meeting of shareholders held on May 16, 2013.

Name	Board		Audit			CG&N			MD&C			Stock Plan			Executive (1)
G. Steven Farris	✓	*													✓
Randolph M. Ferlic (2)	✓	†	✓	*	*										✓
Eugene C. Fiedorek (3)	✓		✓
A. D. Frazier, Jr.	✓								✓			✓	*	*
Patricia Albjerg Graham (4)	✓					✓
Scott D. Josey (5)	✓														✓
Chansoo Joung	✓		✓			✓
John A. Kocur (6)	✓					✓			✓						✓	*	*
George D. Lawrence	✓								✓	*	*				✓
John E. Lowe (7)	✓								✓			✓
William C. Montgomery (8)	✓					✓			✓			✓
Rodman D. Patton	✓		✓
Charles J. Pitman (2)	✓	†				✓	*	*				✓
No. of Meetings in 2013		10		10			9			8			8			0

*	Chairman of the Board

**	Committee Chairman

†	Lead Director

(1)	The Executive Committee was eliminated by the Board of Directors in May 2013.

(2)	Dr. Ferlic served as lead director from February 2011 until February 2013, at which time Mr. Pitman became lead director.

(3)	Mr. Fiedorek retired from the Board of Directors in February 2014.

(4)	Dr. Graham retired from the Board of Directors in May 2013.

(5)	Mr. Josey resigned from the Board of Directors in March 2013.

(6)	Mr. Kocur retired from the Board of Directors in October 2013.

(7)	Mr. Lowe joined the Board of Directors in July 2013.

(8)	Mr. Montgomery served on the Stock Plan Committee until July 2013, at which time he was appointed to the CG&N Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board of Directors and which reflects applicable SEC, NYSE and NASDAQ rules and regulations, is available on the Company’s website (www.apachecorp.com).

As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with overseeing the guidelines, policies, and controls governing the process by which management of the Company assesses and manages the Company’s exposure to risk.

The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each are considered “financially literate” under NYSE rules. During 2013 and the first two months of 2014, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the SEC, NYSE and NASDAQ governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the SEC, NYSE and NASDAQ rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During 2013 and the first two months of 2014, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase and similar plans. Under the provisions of its charter, the MD&C Committee may, at its discretion and if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. During 2013 and the first two months of 2014, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

Stock Plan Committee

The principal purpose of the Stock Plan Committee is to assist the Board of Directors in the discharge of its responsibilities related to equity-based compensation for the Company’s employees, including the named executive officers. The Stock Plan Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The members of the Stock Plan Committee are “outside directors” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The duties of the Stock Plan Committee include (i) administration of the Company’s equity-based compensation plans and programs and approval, award, and administration of grants made thereunder, (ii) certification of performance goals and their achievement, (iii) making recommendations to the Board of Directors with respect to the Company’s equity-based compensation plans and programs, and (iv) any other duties and responsibilities expressly delegated to the Stock Plan Committee by the Board of Directors relating to equity-based compensation plans and programs.

Executive Committee

Prior to its elimination by the Board of Directors in May 2013, the Executive Committee was vested with the authority to exercise the full power of the Board of Directors, within established policies, in the intervals between meetings of the Board of Directors. In addition to the general authority vested in it, the Executive Committee was, from time to time, vested with specific powers and authority by resolution of the Board of Directors.

Committee Charters

As noted above, you can access electronic copies of the charters of the Audit Committee, CG&N Committee, MD&C Committee, and Stock Plan Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Also available on the Company’s website are our Governance Principles and our Code of Business Conduct, which meets the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

CRITERIA FOR NEW BOARD MEMBERS

AND RE-ELECTION OF BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•	Expertise and perspective needed to govern the business and strengthen and support senior management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

All director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Diversity

Company policy precludes directors and employees from discriminating against any protected group. Company policy also precludes directors and employees from basing work-related decisions on anything other than work-relevant criteria. The Company’s approach to diversity complements these policies without conflicting with them. Our status as a global company makes the need for board diversity in all its aspects essential to our business. Our criteria for board selection, summarized in this section, operates as our diversity policy.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apachecorp.com), was last amended effective May 16, 2013.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations, including the listing standards of the New York Stock Exchange and the NASDAQ National Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, Apache’s independent registered public accounting firm (the “independent auditors”), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board of Directors.

The Audit Committee held ten meetings during fiscal year 2013, including the five in-person meetings referenced below. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditors. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from committee members and/or other relevant topics. At four of the five Audit Committee meetings held in person during 2013, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditors and annually determines whether to retain the Company’s current independent auditors or retain another auditor. In doing so, the Audit Committee takes into consideration a number of factors, including the historical and recent performance of the independent auditors and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditors, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCOAB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditors the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditors the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ audit of the Company’s internal controls over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the Securities and Exchange Commission.

February 18, 2014	Members of the Audit Committee

Randolph M. Ferlic, Chairman

Eugene C. Fiedorek

Chansoo Joung

Rodman D. Patton

DIRECTOR COMPENSATION

Non-Employee Directors’ Cash Compensation

During 2013, under the terms of the non-employee directors’ compensation plan, each non-employee director received an annual cash retainer of $150,000 (with no separate meeting attendance fees and no retainers payable in shares), and the chairman of each committee received an additional annual cash retainer of $15,000 for chairing that committee.

During 2013, under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors could defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. During 2013, one non-employee director deferred all of his cash retainer fees and one non-employee director deferred a portion of his cash retainer fees.

Non-Employee Directors’ Restricted Stock Units Program

In May 2011, the Company established the Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), pursuant to the Company’s 2011 Omnibus Equity Compensation Plan. During 2013, all non-employee directors were eligible to receive grants of restricted stock units the number of which was calculated by dividing $150,000 by the fair market value of a share of Apache common stock on the date of grant. In May 2013, the Board determined that the amount used to calculate the number of restricted stock units granted in 2013 would be reduced to $150,000 from $200,000 in 2012.

On August 15, 2013, each non-employee director was awarded 1,868 restricted stock units under the RSU Program, with a grant date fair value of $149,944. Half of the restricted stock units vest thirty days after the grant and the other half vest on the one-year anniversary date of the grant. Each restricted stock unit is equivalent to one share of common stock. Except as noted below, any unvested restricted stock units are forfeited at the time the non-employee director ceases to be a member of the Board of Directors. The unvested portion of any award automatically vests upon death or termination without cause (including retirement). Non-employee directors are required to choose, at the time of each award, whether such award will vest as 100 percent common stock or a combination of 40 percent cash and 60 percent common stock. Effective with the 2012 award, non-employee directors no longer receive dividend equivalents on the unvested portions of their restricted stock unit awards.

Prior Plan for Directors’ Equity Compensation

The equity compensation plan for non-employee directors, originally established in February 1994, was terminated in January 2007. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Under the plan, each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made on July 1, 2004 and thereafter.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992, and amended most recently in July 2011. The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2013, benefits were paid under this plan to four former directors who retired or resigned from the Company’s Board of Directors in 2012 or 2013.

Annual Review of Director Compensation

In our annual review of director compensation, the Board determined that the aggregate compensation paid to the Company’s directors for 2012 was slightly below the 50th percentile of the Compensation Peer Group (as defined in the Compensation Discussion and Analysis section). As discussed above, during 2013, the Board made a change to our non-employee director compensation to reduce the amount of the 2013 grant under the RSU Program to $150,000 from $200,000. As a result of this change, the benchmarking analysis provided to the Board for 2013 indicated that the average director compensation was the lowest of our Compensation Peer Group at that time.

Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors. Within three years of joining the Board of Directors, each non-employee director is required to directly own shares and/or share equivalents totaling at least 7,000 shares of the Company’s common stock. Non-employee directors must continue to meet the minimum share ownership requirement while serving on the Board. As of the date of this proxy statement, each non-employee director directly owned shares and/or share equivalents totaling more than 7,000 shares of the Company’s common stock, except (i) Mr. Lowe who joined the Board in July 2013 and has until July 2016 to meet the requirement and (ii) Ms. Nelson who joined the Board in February 2014 and has until February 2017 to meet the requirement. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan.

During 2013, the Company also adopted a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge, or other transaction (such as puts, calls, options, or other derivative securities), in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2013:

Name (1)(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards (2) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)		Total ($)(h)
Randolph M. Ferlic	165,000	149,944	—	—	—	—		314,944
Eugene C. Fiedorek (3)	150,000	149,944	—	—	—	—		299,944
A.D. Frazier	165,000	149,944	—	—	—	—		314,944
Patricia A. Graham (4)	56,250	—	—	—	6,783	93,750	(5)	156,783
Scott D. Josey (6)	31,250	—	—	—	—	329,366	(7)	360,616
Chansoo Joung	150,000	149,944	—	—	—	—		299,944
John A. Kocur (8)	118,146	149,944	—	—	—	86,653	(9)	354,743
George D. Lawrence	165,000	149,944	—	—	7,495	—		322,439
John E. Lowe (10)	55,632	149,944		—	—	—		205,576
William C. Montgomery	150,000	149,944	—	—	—	—		299,944
Rodman D. Patton	150,000	149,944	—	—	10,760	—		310,704
Charles J. Pitman	165,000	149,944	—	—	131	—		315,075

(1)	Employee directors do not receive additional compensation for serving on the Board of Directors or any committee of the Board. G. Steven Farris, the Company’s chairman and chief executive officer, is not included in this table as he was an employee of the Company during 2013. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)	Grant date fair value, as computed in accordance with FASB ASC Topic 718, of 1,868 restricted stock units granted on August 15, 2013 to each non-employee director based on the per share closing price of the Company’s common stock of $80.27 on August 15, 2013. At year-end 2013, the aggregate number of unvested, restricted stock units was 934 units for each director.

None of the directors had unvested, restricted Apache common stock at year-end 2013.

(3)	Mr. Fiedorek retired from the Board of Directors effective February 28, 2014.

(4)	Dr. Graham retired from the Board of Directors effective May 16, 2013.

(5)	Benefits paid pursuant to the Outside Directors’ Retirement Plan.

(6)	Mr. Josey resigned from the Board of Directors effective March 15, 2013.

(7)	Lump sum payment equal to the net present value of the quarterly payments to which Mr. Josey was entitled under the Outside Directors’ Retirement Plan.

(8)	Mr. Kocur retired from the Board of Directors effective October 1, 2013.

(9)	Includes (i) $ 37,500 in benefits paid pursuant to the Outside Directors’ Retirement Plan and (ii) life insurance and medical and dental premiums of $25,928 and $23,225 reimbursed for the taxes payable on income attributable to this benefit.

(10)	Mr. Lowe was appointed to the Board of Directors on July 18, 2013.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 28, 2014, the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2013, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common Stock, par value $0.625	G. Steven Farris	749,609	(5)(6)(7)	*
	Randolph M. Ferlic	356,513	(2)(7)	*
	Eugene C. Fiedorek	49,949	(2)(7)	*
	A. D. Frazier, Jr.	27,431	(2)(7)	*
	Chansoo Joung	30,285	(7)	*
	George D. Lawrence	49,414	(2)(3)(7)	*
	John E. Lowe	5,368	(7)	*
	William C. Montgomery	15,147	(7)	*
	Amy H. Nelson	2,500		*
	Rodman D. Patton	45,944	(2)(3)(7)	*
	Charles J. Pitman	40,632	(2)(3)(7)	*
	Roger B. Plank	423,573	(5)(6)(7)	*
	Rodney J. Eichler	235,139	(4)(5)(6)(7)	*
	Thomas E. Voytovich	103,064	(5)(6)(7)	*
	Thomas P. Chambers	81,965	(4)(5)(6)(7)	*
	All directors, nominees, and executive officers as a group (including the above named persons)	3,371,097	(4)(5)(6)(7)	*
*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share. All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.

(2)	Includes vested restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Mr. Lawrence — 9,454; Mr. Patton — 15,274; and Mr. Pitman — 335.

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Eichler — 88,003; Mr. Chambers — 6,055; and all directors and executive officers as a group — 184,331.

(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 239,125; Mr. Plank — 85,883; Mr. Eichler — 74,866; Mr. Voytovich — 25,069; Mr. Chambers — 16,947; and all directors and executive officers as a group — 816,452.

(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris — 47,198; Mr. Plank — 61,827; Mr. Eichler — 13,186; Mr. Voytovich — 3,776; Mr. Chambers — 8,627; and all directors and executive officers as a group — 250,584.

(7)	Includes 934 restricted stock units (each equivalent to one share of common stock) for each of Apache’s non-employee directors, except Mr. Fiedorek. Includes the following restricted stock units granted under the Company’s 2007 and 2011 Omnibus Equity Compensation Plans: Mr. Farris — 69,666; Mr. Plank — 33,330; Mr. Eichler — 33,330; Mr. Voytovich — 60,819; Mr. Chambers — 25,179; and all directors and executive officers as a group — 524,582.

The following table sets forth the only persons known to the Company, as of February 28, 2014, to be the owners of more than five percent of the outstanding shares of the Company’s common stock, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	21,916,632*	5.57
Common Stock par value $0.625	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	22,924,143**	5.82

*	Per Schedule 13G/A, dated January 17, 2014, filed by BlackRock, Inc. on January 28, 2014.
**	Per Schedule 13G, dated February 14, 2014, filed by T. Rowe Price Associates, Inc. on February 12, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2013, the Company’s directors and officers timely filed all reports required by Section 16(a), with the exception of a late report filed by Charles J. Pitman.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2013, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)(5)	12,551,401	$89.77	(3)	27,259,430	(4)
Equity compensation plans not approved by security holders (2)(5)	210,381	$44.21	(3)	587,387
Total	12,761,782	$89.71	(3)	27,846,817

(1)	Includes the Company’s 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, and 2011 Omnibus Equity Compensation Plan (including 2012 and 2013 Total Shareholder Return Programs).

(2)	Includes the Company’s 2000 Stock Option Plan, Non-Employee Directors’ Compensation Plan, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the 2007 Omnibus Equity Compensation Plan and the 2011 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2011 Omnibus Equity Compensation Plan, as of December 31, 2013.

(5)	See Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2013, for the material features of the 2000 Stock Option Plan, 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan (including 2011 Total Shareholder Return Program), the stock options converted to Apache stock options in connection with the acquisition of Mariner Energy, Inc., and the 2011 Omnibus Equity Compensation Plan (including 2012 and 2013 Total Shareholder Return Programs).

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information for the executive officers of the Company is set forth below. Biographical information for G. Steven Farris is set forth above under the caption “Continuing Directors.”

MICHAEL S. BAHORICH, 57, was appointed executive vice president and chief technology officer in November 2010, having previously served as the Company’s executive vice president and technology officer since February 2009, executive vice president — exploration and production technology since May 2000, vice president — exploration and production technology since January 1999, vice president — exploration technology since December 1997, and chief geophysicist since 1996. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a director of Global Geophysical, a member of the board of trustees of the Houston Museum of Natural Science and of the Star of Hope, and serves on an advisory board at Stanford University.

THOMAS P. CHAMBERS, 58, was appointed senior vice president, finance, in February 2014, having previously served as the Company’s executive vice president and chief financial officer since November 2010, vice president — corporate planning and investor relations since March 2009, vice president — corporate planning since September 2001, and director of corporate planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

JOHN J. CHRISTMANN, IV, 47, was appointed executive vice president and chief operating officer, North America, effective January 1, 2014, having been region vice president, Permian Region, from 2010 through 2013. He previously served as vice president, Business Development, since January 2004, and production manager for the Gulf Coast region since April 2003. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997. Previously, he was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational and reservoir engineering assignments.

MATTHEW W. DUNDREA, 60, was appointed senior vice president — treasury and administration in November 2010, having previously served as the Company’s vice president and treasurer since July 1997, treasurer since March 1996, and assistant treasurer since 1994. Prior to joining the Company, Mr. Dundrea held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 58, was appointed senior vice president — global communications and corporate affairs in November 2010. He previously served as the Company’s vice president — corporate services since March 2009, vice president — investor relations since May 1997, director of investor relations since 1995, and held positions of increasing responsibility in the Company’s corporate planning area since 1992. Prior to joining the Company, Mr. Dye was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

RODNEY J. EICHLER, 64, was appointed executive advisor to the chairman and as chief executive officer, Kitimat (LNG and upstream), effective January 1, 2014, having been president and chief operating officer from 2011 through 2013. He previously served as the Company’s co-chief operating officer and president — international since February 2009, executive vice president — Egypt since February 2003, regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997. Mr. Eichler also served as regional vice president for the Western region in Houston since 1996, and regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president — exploration for Axem Resources, LLC in Denver, Colorado, and held geologist and management roles for Tenneco Oil Company.

JON A. GRAHAM, 59, was appointed vice president, health, safety, security and environmental, effective January 1, 2014, having served as vice president — environmental, health and safety since May 2011 and as the Company’s region vice president and country manager in Argentina since June 2009. He joined the Company in 1994 as reservoir engineering manager in the Rockies Region. He was also vice president for reservoir engineering in Canada, reservoir engineering manager for the Western and Gulf of Mexico regions, Gulf Coast Onshore Region vice president, and engineering general manager for Apache Egypt Companies. Prior to joining Apache, he was associated with Hunt Oil Co., Pacific Enterprises Oil Co., Santa Fe Minerals, and Amoco.

RODNEY A. GRYDER, 65, was appointed vice president, audit in November 2010. He previously served as the Company’s director, internal audit and business analysis since December 2001, and director, internal audit since 1998. Prior to joining Apache, Mr. Gryder was the director of corporate audit services at Western Atlas, Inc., manager of internal audit at TransTexas Gas Corporation, finance manager at Occidental International Exploration & Production, and held various audit positions at Tenneco Oil Exploration & Production.

MARGERY M. HARRIS, 53, was appointed executive vice president — human resources in December 2011, having been senior vice president — human resources since February 2011, and vice president — human resources since September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president — human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president — human resources and administration of Integrated Electrical Services, Inc., from 2000 to 2005. Ms. Harris worked for Santa Fe Snyder (successor to Santa Fe Energy Resources) from 1995 to 2000 in a variety of human resources capacities, including vice president — human resources.

REBECCA A. HOYT, 49, was appointed vice president, chief accounting officer, and controller in November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

ROBERT V. JOHNSTON, 58, was appointed executive vice president, Central Region, effective January 1, 2014, having been region vice president, Central Region, from 2009 through 2013. Previously, he was region vice president, Argentina, from 2006 to 2009, and was region vice president, Central Region from 2002 to 2006. Mr. Johnston joined Apache in 1982 as a geologist in the Mid-Continent Region, before transferring to Cairo as development manager in 1996, and to Calgary as exploitation manager in 2000.

P. ANTHONY LANNIE, 59, was appointed executive vice president and general counsel in August 2009, having been senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

ALFONSO LEON, 37, was appointed executive vice president and chief financial officer in February 2014, having been senior vice president — chief of staff since August 2012, vice president — planning and strategy since November 2011, vice president — planning, strategy, and investor relations since November 2010, and the Company’s director of strategic planning since March 2009. Prior to joining Apache, Mr. Leon was a director and head of energy investment banking at Perella Weinberg Partners from 2006 until 2009. He previously served in various corporate strategy, planning, and business development roles at Royal Dutch Shell.

JANINE J. MCARDLE, 53, was appointed senior vice president — gas monetization in September 2010, having been vice president — oil and gas marketing since November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing from 1993 to November 2001, including vice president — trading and vice president — mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993, and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

AARON S. G. MERRICK, 51, was appointed vice president — information technology in August 2009, having served as director of information technology since March 2006. Prior to joining the Company, he was president of Merrick Applied Consulting, Inc. from July 2005 to March 2006, and owner of Aaron Merrick Computer Consulting from 2002 to 2005, consulting with Apache on the development of its data warehouse. He served as vice president of T-NETIX, Inc., a specialized telecommunications company, from 1995 to 2000, and was previously employed by the Company as assistant director of gas flow management from 1991 to 1994. From 1984 to 1990, Mr. Merrick was with KPMG Peat Marwick, an independent public accounting firm.

URBAN F. O’BRIEN, 60, was appointed vice president — governmental affairs in August 2009, having previously served as director of governmental, regulatory and community affairs since 1992. Prior to joining the Company, Mr. O’Brien served as governmental affairs manager for Mitchell Energy, special projects director for U.S. Representative Lloyd Bentsen, and projects coordinator for U.S. Representative Michael A. Andrews.

W. KREGG OLSON, 60, was appointed executive vice president — corporate reservoir engineering in August 2009, having been senior vice president — corporate reservoir engineering since September 2007, and vice president — corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 60, was appointed corporate secretary in May 1995, having previously served as assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

JON W. SAUER, 53, was appointed vice president — tax in May 2001, having previously served as director of tax since March 1997, and manager of tax since August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer is a certified public accountant and past chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee, and he serves on the tax committee of the American Petroleum Institute.

SARAH B. TESLIK, 60, was appointed senior vice president — policy and governance in October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Investors from July 1988 to October 2004.

THOMAS E. VOYTOVICH, 57, was appointed executive vice president and chief operating officer, international, effective January 1, 2014, having been executive vice president, international operations, since February 2013, and regional vice president and general manager in Egypt since June 2009. He previously served as regional vice president for the Central region in Tulsa, Oklahoma, since March 2006, regional exploration manager for the Central region since May 2004, and in various technical positions with the Company in Tulsa beginning in March 1993. Prior to joining the Company, Mr. Voytovich held positions of increasing responsibility with Hillin-Simon Oil Company, Berexco Inc., Petro-Lewis Corporation, and Shell Oil Company from 1978 to 1993.

COMPENSATION DISCUSSION AND ANALYSIS

CD&A HIGHLIGHTS – 2013: A YEAR OF SIGNIFICANT CHANGE

Our compensation decisions for 2013 had a complex backdrop. The year 2013 was strategically transformative for Apache. We accomplished key strategic objectives by divesting more than $7 billion of assets and using the proceeds to pay down debt and repurchase Apache common shares, while simultaneously reporting impressive operational performance results, particularly in our North American resource plays. We believe these moves have set the stage for a successful future, but despite these accomplishments, our stock price has not yet seen the impact of these efforts.

At the same time, we failed our annual say-on-pay vote in 2013, receiving slightly less than majority support. This disappointing result was a clear signal to the Board that our compensation programs required a thorough review, and our actions in this arena have also been transformative.

Key Compensation and Governance Actions

Leading up to our 2013 annual meeting, we engaged with many of our largest shareholders and heard their concerns regarding our compensation program. Before last year’s vote was tallied, we:

Following the 2013 annual meeting, we conducted extensive shareholder engagement. Independent Board members met one-on-one with virtually all of our larger shareholders, representing almost 60 percent of our outstanding shares, and listened to their concerns about compensation and governance. This input contributed to these decisions:

The year-over-year changes in our CEO’s reported total compensation demonstrate some of the effects of our compensation actions, which reduced our CEO’s total compensation by 34.3%:

CEO TOTAL COMPENSATION FOR 2013 COMPARED TO 2012

In 2013 our independent directors had 47 meetings with shareholders, including virtually all of our larger shareholders. Almost all of these meetings were one-on-one meetings held in our shareholders’ offices country-wide. The shareholders with whom we met represented nearly 60 percent of our outstanding shares. We also met with two different proxy advisory firms. Our senior vice president for policy and governance held an additional 38 meetings with many of our other shareholders both in the U.S. and abroad. Senior management continually received input in the normal course of meetings with our shareholders. The feedback we received from our shareholders was very informative and incisive and significantly impacted the compensation and governance actions that we have recently taken. The following chart summarizes our responses to key compensation concerns specifically raised to us by our shareholders during this engagement process:

Other Best Practices

Our programs also continue to have many other features that our shareholders widely consider best practices and that we view as consistent with our compensation and governance philosophy, including:

2013 Strategic Corporate Achievements

At the end of 2012 and the beginning of 2013, we undertook a strategic review of our portfolio with the goal of rationalizing our assets and keeping the right mix of assets to generate strong returns, drive a more predictable production growth, and create shareholder value. In May 2013, the Company announced that it would divest approximately $4 billion in assets and use the proceeds to pay down debt and repurchase Apache common shares. Apache achieved these goals and more, divesting over $7 billion in assets, paying down debt, and repurchasing common shares. Significant highlights include:

•	Sold a one-third minority participation interest in our Egypt oil and gas business for $3.1 billion;

•	Divested for $3.7 billion our entire portfolio of shallow water Gulf of Mexico Shelf producing properties;

•	Divested $326 million of oil and gas producing properties in Canada;

•	Paid down $2.6 billion in debt, lowering our debt-to-capital ratio to 22 percent from 28 percent at year end 2012;

•	Repurchased 13.6 million shares of Apache common stock for approximately $1.2 billion, accomplishing the first half of our current share purchase authorization; and

•	Divested all of our operations in Argentina for $852 million in cash and assumption of bank debt.

In addition, we produced the following operational results in 2013:

•	Reported earnings of $5.50 per diluted common share compared with $4.92 per diluted common share in 2012;

•	Increased onshore North American liquids production growth by 34 percent;

•	Replaced 140 percent of 2013 production through drilling; and

•	For the third consecutive year, continued uninterrupted operations in Egypt through a period of political turmoil.

Overview of CEO Pay for Performance

Apache Total Shareholder Return

Our CEO was appointed president, chief executive officer, and chief operating officer in May 2002, and was appointed chairman of the Board in January 2009. Under his leadership, we have adhered to our core principles of portfolio balance, financial prudence, and rate of return focus. This approach has resulted in competitive, long-term returns to our shareholders as illustrated by the graph below, which compares Apache’s total shareholder return relative to the S&P 500 index and to the average total shareholder return of our Compensation Peer Group during his tenure as chief executive officer.

We are, of course, keenly aware that our Total Shareholder Return compared to our peers has been substandard for the past five, three, and one year periods, and we considered this factor heavily in determining not to pay our CEO an annual bonus for 2013.

Total Shareholder Return During CEO Term

(5/29/2002 – 12/31/2013)

+ Egyptian political turmoil began on January 25, 2011.

Reported Pay Relative to Peers

The following graph compares Apache’s CEO’s total compensation as reported in our proxy statements for 2012 and 2013 versus the 2012 reported total compensation of his peers in our Compensation Peer Group as reported in their proxy statements. Overall, our CEO’s 2013 reported compensation was 34.3 percent lower than 2012, lower than all of our peers’ reported total compensation for 2012, and placed our CEO’s reported compensation in line with the relative performance of our stock.

Reported CEO Compensation of Compensation Peers*

Our CEO is one of the longest tenured CEOs in the above peer group. He has served as CEO for 12 years while the average years of service of the CEOs of our peer companies is less than half of that.

Historical Reported Pay vs. TSR Alignment

The following graph illustrates the alignment between our CEO’s total compensation as reported in our proxy statements for 2009 through 2013 and the total shareholder return over that same period.

Reported Pay vs. Realized Pay

The compensation structure for our CEO is intentionally designed so that a large portion of his realized compensation directly aligns his interests with those of our shareholders. We not only consider the value of his compensation when granted, but also when realized, as we believe that it is important that the amount he eventually takes home correlates with our shareholders’ returns. Therefore, a very substantial percentage of his compensation is long-term and equity-based, the realized value of which will be determined by the future long-term performance of our common stock on both a relative and absolute basis.

A large portion of total compensation reported in the Summary Compensation Table is long-term compensation using grant-date value, the calculated value on the day it is granted; this is only a starting point and is not necessarily indicative of the pay that he will actually realize. Virtually all of his long term compensation vests, if at all, over long periods, precluding its immediate realization at the grant date and correlating its realizable value to future stock performance.

While we appreciate that various methods can be utilized to calculate realized pay, we think it makes most sense to compare the pay as reported and the pay that the executive has taken home or is realizable as of a measurement date.

The following table shows the difference between our CEO’s 2010 and 2011 compensation as reported in the proxy statement for those years and the realized value of that pay as of December 31, 2013. Note that the TSR Shares were conditional grants that were issued under our TSR Program. The three-year performance period for both 2010 and 2011 TSR shares has ended and our poor relative TSR performance resulted in a zero percent payout factor and forfeiture of the award. There is no future potential for realized income on these forfeited TSR Shares.

CEO Reported Pay Versus Realized Pay

(1)	Compensation as reported in the Summary Compensation table.
(2)	For the purposes of this illustration, Realized Pay for each year is defined as:

—Actual salary and bonus paid;

—RSUs and TSRs valued at December 31, 2013 stock price of $85.94, whether or not vested;

—Stock options valued using Black-Scholes as of December 31, 2013 ($18.76 for 2010 options, $12.51 for 2011 options) whether or not vested; plus

—Other Compensation as shown in the Summary Compensation table.

OUR COMPENSATION PHILOSOPHY AND USE OF PEER GROUPS

Our people are crucial to our success. We compete in a highly technical and complex industry where available talent is in high demand and valuable. Our business involves high up-front capital investment, risky operations, and long investment lead times. Therefore, we strive to attract, motivate, and retain technically proficient executives with extensive experience in the industry. The market for these executives is tight. To ensure our continued success, we must attract and retain superior talent in this competitive market. To provide competitive compensation packages for our executives, we reference the middle range of the market, while accounting for individual factors that allow us to be competitive in attracting and retaining the right people.

Our executive compensation philosophy is to design compensation programs so that they:

•	Attract, retain, motivate, and reward top talent.

•	Align our executives’ interests with those of our shareholders by paying for performance; and

•	Provide a substantial portion of compensation as long-term equity-based compensation to reward excellent performance over the long-term and align the compensation of our top executives with the shareholder experience.

Compensation Peer Group

We consider multiple sources of internal and external data in making individual and plan-level compensation decisions. Peer group data plays an important role in our compensation decision making. For our 2013 compensation analysis, we expanded our peer group to include ConocoPhillips Company, Noble Energy and Pioneer Natural Resources. Our peer group is focused on the companies that we most often compete with for executive talent. The companies in this group are U.S. companies with North American as well as global oil and/or natural gas operations and are comparable based on relevant financial factors, such as revenue, market capital, net income, oil and gas revenue, and total assets. Apache is one of the larger companies in this peer group. Each company in our Compensation Peer Group also listed Apache as one of its peers in the proxy statement filed by such company in 2013. Our peer group for 2013 (the “Compensation Peer Group”) is set forth below:

Compensation Peer Group

Anadarko Petroleum Corporation	EOG Resources, Inc.	Noble Energy, Inc.

Chesapeake Energy Corporation	Hess Corporation	Occidental Petroleum Corporation

ConocoPhillips Company	Marathon Oil Company	Pioneer Natural Resources

Devon Energy Corporation	Murphy Oil Corporation

In addition to the Compensation Peer Group, we have used a broader group for the limited purpose of our TSR equity instruments issued for years 2010-2013, as described in the next section. Beginning in 2014, we will utilize our Compensation Peer Group for the TSR Program.

In addition to data pertaining to the Compensation Peer Group, we use the latest available data provided by our consultant, from general industry size-based surveys, and from our own experience in the labor market. We review the Consultant’s benchmarking data and its process for assimilating the data used in this competitive benchmarking process, which is a blend of data from our Compensation Peer Group and the applicable survey data. Additionally, we review Fortune 500 proxy data for companies with market capitalization similar to ours to compare the compensation of the CEO.

Our Approach

Our approach to executive compensation begins with an analysis of executive base salaries relative to the market for their talent and experience. In addition to the external markets, we consider the importance of each role as it is valued internally within our organization. Factors such as experience in the industry, length of service with Apache, accountability, and any added functions not included in the market comparison are also evaluated. This is the fundamental step in analyzing our executive pay as both the annual cash incentive bonus and long-term compensation targets operate as a function of base salary. Once the base salary is established, market comparable bonus, and long-term compensation target values are derived based on salary ranges. This tiered approach to setting compensation ensures our executives are well aligned with the market as well as internally to each other. Once each component of pay is evaluated on an individual basis, total compensation for each executive is then compared to the market to ensure overall alignment. In addition, we perform an annual review of our benefits programs to ensure that we provide competitive benefits to all our employees.

Use of Judgment

The Board and the MD&C Committee believe that the application of our collective experiences and business judgment is as important to the compensation decision process as is the application of data and formulae. Our compensation policies and practices reflect this belief.

During our shareholder outreach process, we found that most of our shareholders did not demand a purely formulaic approach to compensation. They understand that business judgment of our directors plays an important role in the compensation decision process. At the same time, there is a concern that board judgment will almost always be in favor of the executives. We believe that one of the most important applications of board discretion in adjusting executive compensation is where the board finds that successful and commendable management efforts have not translated into shareholder value.

While market data provides an important tool for analysis and decision-making, we realize that over-reliance on data can give a false illusion of precision. Consequently, we also give consideration to an individual’s personal contributions to the organization, as well as his or her leadership qualities, skill sets, qualifications, experience, and demonstrated performance. We also value and seek to reward performance that develops talent from within, embraces the sense of urgency that defines us, and demonstrates the qualities of imagination and drive that enable an Apache officer to resolve longer-term challenges and important new issues. While these qualities and competencies are not easily correlated to typical compensation data, they deserve, and are given, consideration in reaching compensation decisions. Market data provides us with the foundation for application of the above principles and the ensuing decisions.

OUR NAMED EXECUTIVE OFFICERS

For 2013 our Named Executive Officers (NEOs) were:

G. Steven Farris	Chairman and Chief Executive Officer

Experience and Responsibilities

Mr. Farris joined Apache in 1988, and was named chief executive officer in May 2002 and chairman of the Board in January 2009. His leadership responsibilities include developing sustainable global strategies, recommending and implementing our capital expenditure programs, developing and maintaining sound business relationships with many of the world’s major energy companies, developing and maintaining good relationships with the shareholder, investment, and policy-making communities, guiding and developing senior management, and overseeing our major business and staff units.

Mr. Farris’ direct reports in 2013 included each of the other NEOs, except for Mr. Chambers, who reported to Mr. Plank in 2013. Also reporting directly to Mr. Farris in 2013 were our executive vice president and chief technology officer, executive vice president of corporate reservoir engineering, executive vice president of human resources, executive vice president and general counsel, senior vice president and chief of staff, managing director of new ventures, and vice president of health, environmental, security, and safety. In February 2014, Mr. Farris also assumed the title of president.

Roger B. Plank	President and Chief Corporate Officer

Experience and Responsibilities

Mr. Plank, our president and chief corporate officer throughout 2013, was employed by Apache for 32 years and was instrumental in managing our financial health, including management of complex financial matters related to our expansion into a global enterprise. The scope of his responsibilities continued to grow as Apache grew and as the number of legal and financial jurisdictions in which we operate multiplied. In February 2014, Mr. Plank announced his decision to retire.

Rodney J. Eichler	President and Chief Operating Officer

Experience and Responsibilities

Mr. Eichler, our president and chief operating officer throughout 2013, has been employed by Apache for 20 years and oversaw our worldwide operations in 2013. Previously, he had responsibility for our international operating regions consisting of Egypt, Australia, United Kingdom, and Argentina, and prior to that time he headed our operations in Egypt for 12 years. Effective January 1, 2014, Mr. Eichler was transitioned to the newly created roles of executive advisor to the chairman of Apache and as the chief executive officer of Kitimat (LNG and upstream), where he will focus on the oversight of Apache’s liquefied natural gas business, Gas Monetization, and corporate Health, Safety, Environment and Emergency Response (HSEE).

Thomas P. Chambers	Executive Vice President and Chief Financial Officer

Experience and Responsibilities

Mr. Chambers, our executive vice president and chief financial officer throughout 2013, has been employed by Apache for 19 years. He has an exceptional knowledge of Apache and our industry. Mr. Chambers has been an integral contributor in industry trend and acquisition analysis, commodity price analysis, monthly and long-range financial budgeting and forecasting, business segment and corporate performance forecasting and analysis, investor communications, and hedging strategy. In February 2014, Mr. Chambers assumed the new title of senior vice president, finance.

Thomas E. Voytovich	Executive Vice President and Chief Operating Officer – International

Experience and Responsibilities

Mr. Voytovich served as the executive vice president – international operations since February 2013 and became our executive vice president and chief operating officer, international effective January 1, 2014. He has been employed at Apache for 20 years and has served in various roles of increasing responsibility during that time. Previously, he served as regional vice president of Apache’s Egypt region and prior to that he was regional vice president of Apache’s Central region.

OUR ELEMENTS OF COMPENSATION AND COMPENSATION DECISIONS

Our executive compensation program has four elements:

•	Base salary;
•	Annual cash incentive bonus;
•	Long-term compensation; and
•	Benefits.

Base Salary - Summary

A competitive base salary for each of our employees is the essential foundation to our ability to compete. We review base salaries continually with a view towards considering adjustment every 12 to 18 months, but base salary reviews may occur more or less frequently depending on Apache’s performance, market conditions, and individual performance.

Base Salary – 2013 Decisions

Chief Executive Officer

Mr. Farris’ base salary for 2013 was $1,750,000. Our CEO has not received an increase in his base salary since January 1, 2010.

Other NEOs

To make base salary adjustment recommendations for the NEOs other than the CEO, the MD&C Committee begins with input from the CEO concerning the individual performance of each executive and the optimal application of the data and policies that are used (and summarized above) to establish salary ranges more generally. The MD&C Committee reviews this information and analyzes how the base salary and contemplated adjustments for each NEO aligns with market data, our performance, market conditions, and internal pay parity considerations. On February 7, 2013, Mr. Voytovich was promoted to executive vice president, international operations, resulting in a base salary increase from $550,000 to $675,000.

The base salaries of the other NEOs remained unchanged in 2013.

The table below reflects the base salaries of our NEOs during 2013:

Name	Salary as of December 31, 2012	Salary as of December 31, 2013
Mr. Farris	$1,750,000	$1,750,000
Mr. Plank	$900,000	$900,000
Mr. Eichler	$900,000	$900,000
Mr. Chambers	$600,000	$600,000
Mr. Voytovich	$550,000	$675,000

Annual Cash Incentive Bonus - Summary

Our executive officers are eligible to earn an annual cash incentive bonus. We set annual cash incentive bonus targets hierarchically as a multiple of base salary, with target multiples increasing with the level of responsibility of the executive. The percentage of target actually awarded to our corporate executive officers is determined as a function of a combination of (i) our achievement of a variety of financial, operational, and management objectives, which we refer to as the corporate performance element, (ii) each officer’s individual achievement of job-specific goals and overall performance, which we refer to as the individual performance element, and (iii) any extraordinary adjustments the Board may choose to make in recognition of circumstances not captured by the bonus plan. The CEO evaluates officers with regional responsibilities based on their region’s production, revenue, costs, and other regional results.

During our engagement efforts, our shareholders informed us that they wanted more disclosure with regard to the calculation of the annual cash incentive bonus and a better understanding of how we determine the final payout. In early 2013, we changed the incentive goals and metrics to align with our significant transformation efforts. Also, in response to shareholder input for more transparency, we have enhanced our disclosure.

Annual Cash Incentive Bonus – 2013 Decisions

Corporate Performance Element

The corporate performance element consists of corporate objectives and management objectives. Under the 2013 bonus plan, the corporate objectives were weighted 70 percent and our management objectives were weighted 30 percent.

•	Corporate Objectives (70 percent): The corporate objectives are a set of goals that are established each year. For each corporate objective, the executive officers can be awarded full credit if Apache achieves the goal, potential partial credit if Apache makes significant progress towards the goal, and potential extra credit if Apache exceeds the goal due to the extraordinary nature of these achievements. The list of the corporate objectives and the results for 2013 are as follows:

Corporate Objectives	Weighting	Result
2013 Corporate Goals
1. Rebalance Apache’s portfolio to deliver predictable and profitable growth per share from an active drilling program.
(a) Grow production by 3 - 5%; excluding divestitures and acquisitions and tax barrels.	15.0%	Achieved production growth of 3.9%
(b) Sell or monetize at least $4 billion of assets, excluding Ql Kitimat sale to Chevron.	20.0%	Exceeded goal by selling over $7 billion of assets
(c) Take action to validate the enterprise value of Egypt to investors.	15.0%	Validated enterprise value with sale of 33% interest for $3.1 billion
(d) Use $2 billion of sales proceeds to pay down debt and maintain current credit rating.	10.0%	Exceeded goal by paying down $2.6 billion of debt
(e) Opportunistically repurchase $2 billion in Apache stock with sales proceeds in excess of debt pay down.	10.0%	In Progress
2. Increase reserves by 3%, without consideration of adjustments for price, but adjusted for dispositions.	10.0%	Achieved reserves increase of 3.3%
3. EH&S performance goals
(a) Achieve a worldwide TRIR of less than 1.25 incidents/200,000 man-hrs. worked.	2.5%	Achieved TRIR of 0.91
(b) Achieve a worldwide DART rate of less than 0.6 incidents/200,000 man-hrs. worked.	2.5%	Achieved DART of 0.44
(c) Achieve a worldwide employee vehicle incident rate of less than 2.6 incidents/1,000,000 miles driven.	2.5%	Achieved vehicle incident rate of 1.80
(d) Build the capacity in North America to recycle and treat 60,000 barrels per day from nonfresh water sources for hydraulic fracturing.	2.5%	Exceeded goal with capacity to recycle over 100,000 BWPD
4. Reduce gross G&A expenditures to $984 million from originally budgeted levels.	5.0%	Exceeded goal by reducing gross G&A to $978 million
5. Achieve LOE of $11.14 per barrels of oil equivalent per day produced.	5.0%	Achieved LOE of $11.00 per BOE
TOTAL CORPORATE GOAL POINTS	100.0%	119.0%

Once the results of the corporate objectives and modifiers are calculated, a final modifier is applied based on the absolute performance of our stock price over a one-year period to increase or decrease the total points for the corporate objectives accordingly.

Final Modifier	Target	Actual
Total Corporate Goal Points		119.0%
Stock Price Performance for 2013 g ($85.94/$78.50) = 109.5%	—	109.5%
TOTAL MODIFIER POINTS	100.0%	130.3%

•	Management Objectives (30 percent): Our management objectives are a robust set of strategic and tactical goals developed and weighted by management and approved by the MD&C Committee. In essence, the management objectives are a lengthy to-do list for each of our regions and corporate departments, highlighting the priorities for each group. For 2013, the management objectives consisted of 68 different measurable objectives that set targets for achievement at the corporate level and across each of our regions. These objectives were reviewed and, if appropriate, modified through the year as circumstances dictated and as approved by the MD&C Committee. Each basic management objective represented no more than 3.5 percent of an officer’s annual cash incentive bonus. The MD&C Committee has discretion in determining the relative success of the management objectives. Points for each goal varied based on the relative importance of each goal and were awarded upon achievement. In the case of certain objectives, partial or extra credit could be awarded based on the extent of goal achievement. In addition to the tactical goals, extra credit could have been earned for attainment of extraordinary objectives, although in 2013 only one of these extraordinary objectives was achieved. These management objectives are tracked throughout the year and management provides quarterly reports to the MD&C Committee and the Board on the company’s progress towards the objectives. For 2013, we achieved a total of 112.4 percent of the management objectives.

The aggregate achievement of the corporate performance element was 124.9 percent, calculated as shown below:

Goal	Results	Weighting	Total
Corporate Objectives	130.3%	70%	91.2%
Management Objectives	112.4%	30%	33.7%
TOTAL 2013 ACHIEVEMENT			124.9%

Individual Performance Element

The foundation of our annual cash incentive bonuses is our achievement of the corporate objectives and management objectives. However, we believe that annual cash incentive bonuses are most effective when they are tailored to job responsibilities of individual executives. The MD&C Committee receives input from the CEO on the individual performance of each executive officer other than himself.

Annual Cash Incentive Bonus – 2013 Payouts

The Board and management agreed that 2013 was an important transitional year for the company, and that our stated corporate goals were achieved at very high levels. We also agreed there is much work ahead, and 2013 can be seen as a year of setting the stage for the future. Given this overall picture, the

MD&C Committee accepted management’s recommendation that a payment of annual bonuses at 124.9 percent of target (the level proscribed by our pre-set formulas) was too high, particularly for senior management.

CEO

The Board considered 2013 a very successful transitional year for Apache. We believe that the asset rationalization process has set the stage for the future, and we commend our CEO for his tremendous leadership and the very high level of accomplishment during 2013. Yet we are very mindful that our shareholders have not yet reaped the benefits of these efforts as our share price has continued to lag our peers. Therefore, the Committee unanimously recommended and the independent members of the Board unanimously agreed, as did our CEO, that the appropriate annual bonus for our CEO this year was zero.

Other Named Executive Officers

The other NEOs unanimously recommended to the MD&C Committee that their annual cash bonus be reduced from the calculated 124.9 percent to 100 percent. They, too, were aware of the trailing relative stock performance. While we were mindful of the exceptional accomplishments made by our executive officers during this transitional year, the MD&C Committee felt their recommendation was appropriate.

The NEOs’ annual cash incentive bonus awards are set forth below and reflected in the Summary Compensation Table.

Name	2013 Annual Cash Incentive Bonus	Target as Percent of 2013 Base Salary Earnings	Annual Cash Incentive Bonus as Percent of Target
Mr. Farris	$0	150%	0%
Mr. Plank	$990,000	110%	100%
Mr. Eichler	$990,000	110%	100%
Mr. Chambers	$600,000	100%	100%
Mr. Voytovich	$657,450	100%	100%

From time to time we also award special achievement bonuses, separate and apart from the annual bonus, where circumstances warrant. During 2013, no special achievement bonuses were awarded to any NEO.

Long-Term Compensation Awards - Summary

Long-term, equity-based compensation is regularly made available to substantially all of our employees to ensure a company-wide ethic of ownership and entrepreneurialism. Properly designed long-term, equity-based compensation aligns the interests of executive officers and employees with those of our shareholders and plays an important role in our overall compensation structure.

We annually grant to our executive officers a combination of equity instruments (RSUs, stock options, TSR Shares or other Performance Shares), the overall grant value of which is based on a hierarchical multiple of salary. The multiple of salary for each executive is determined based on the executive’s level in the organization and is adjusted periodically as necessary to align the total compensation of our executives with the market. The multiples for long-term compensation increase as the level of responsibility rises.

At the beginning of 2013, long-term compensation planned to be awarded to our executive officers was to be apportioned in accordance with targeted grant date values as follows: TSR Shares (35 percent), RSUs (35 percent), and stock options (30 percent). TSR shares were issued in January, with the remainder normally to be issued in May. In anticipation of our impending say-on-pay vote, we reduced the amount of RSUs and stock options issued to our top three NEOs, including our CEO, in order to reduce their total compensation and increase the amount of their equity based compensation that was performance related.

TSR Shares

Each January, our NEOs receive TSR Shares under our TSR Program. Under the TSR Program:

•	We issue conditional awards to each executive officer based on a target percentage of the grantee’s annual base salary;

•	Each TSR Program has a three-year performance period at the end of which a calculation of TSR performance is determined for Apache and each member of the Performance Peer Group;

•	Our TSR performance is directly ranked against the Performance Peer Group, resulting in the application of a payout factor to the target number of TSR Shares to derive the adjusted number of shares that will actually be paid at the end of the performance period;

•	If a payout is warranted, for 2013, 50 percent of the resulting shares are delivered at the end of the three-year performance period, with the remaining 50 percent vesting equally over the following two years;

•	Officers must be employed at the time of each vesting to receive vested shares; and

•	If a change of control and a recipient’s involuntary termination or voluntary termination with cause (double trigger) occur (i) prior to the calculation of performance, the TSR is calculated and our TSR performance is ranked within the Performance Peer Group as of the date of termination; (ii) following the calculation of performance, the entire amount of the earned award vests as of the date of termination.

The Performance Peer Group for our 2013 TSR Program was the same as for 2012xi. Through 2013, we used an expanded peer group for this purpose only.

Restricted Stock Units

Each May through 2013, our employees including our NEOs received RSUs. Generally, the RSUs:

•	Are granted to substantially our entire employee population, including our executive officers, based on a target percentage of the grantee’s then annual base salary;

•	Vest ratably over four years;

•	Upon vesting, allow each grantee to receive one share of common stock for each RSU; and

•	Require a double trigger for accelerated vesting (both a change of control and a recipient’s involuntary termination or voluntary termination with cause).

Stock Options

Each May through 2013, our NEOs also received stock options. Generally, our stock options:

•	Are granted to our NEOs based on a target percentage of the grantee’s then annual base salary;

•	Become exercisable ratably over a four-year period;

•	Have an exercise price equal to the closing price of our common stock on the date of grant and expire 10 years after grant;

•	Require a double trigger for accelerated vesting (both a change of control and a recipient’s involuntary termination or voluntary termination with cause); and

•	Cannot be repriced or reset or exchanged for cash, if they are underwater (exercise price is greater than current stock price).

Long-Term Compensation Awards – 2013 Decisions

In 2013, we granted TSR Shares, RSUs, and stock options to the NEOs. Originally, we planned the grant date value of long-term compensation for all NEOs to be allocated as follows: 35 percent TSR Shares, 35 percent RSUs, and 30 percent stock options. However, in May 2013, the Board determined that the remaining unissued equity awards (RSUs and stock options) for Mr. Farris, Mr. Plank, and Mr. Eichler would be reduced. As a large portion of our equity awards for 2013 had already been granted in January, by the time our say-on-pay vote was developing in May 2013, the May RSU and option grants were the only remaining scheduled grants for 2013.

Under our 2013 TSR Program, a rank of one results in a multiple of 2.0 with the multiple grading down to 0.55 for a ranking of 15 (out of 19), and a multiple of 0.0 for a ranking in the bottom quartile as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Payout	2	1.9	1.8	1.7	1.6	1.5	1.4	1.3	1.2	1.1	1.0	.90	.80	.70	.55	0.0	0.0	0.0	0.0

Compared to the 2012 TSR Program, the maximum payout of this program was reduced from 2.5 to 2.0 of target. As mentioned previously, due to feedback from our shareholders regarding the payout scale of the 2013 TSR Program, we redesigned the payout scale of our 2014 TSR Program (see discussion of 2014 TSR program below).

In 2013, the following equity-based long-term incentive awards were granted.

	TSR Shares		RSUs		Stock Options
	Shares	Value	Shares	Value	Shares	Value
Mr. Farris	59,839	$4,629,743	24,633	$1,992,563	85,493	$1,981,728
Mr. Plank	24,894	$1,926,049	16,794	$1,358,467	58,287	$1,351,093
Mr. Eichler	24,894	$1,926,049	16,794	$1,358,467	58,287	$1,351,093
Mr. Chambers	10,976	$849,213	10,584	$856,140	31,486	$729,845
Mr. Voytovich	10,062	$778,497	39,907	$3,477,277	35,422	$821,082

TOTAL	130,665	$10,109,551	108,712	$9,042,914	268,975	$6,234,841

Note that the targeted grant date values of long-term compensation and the actual grant date values shown in the tables in this proxy vary somewhat due to the prospective nature of targets. The amounts that will be actually realized by the NEOs from these awards may differ substantially from the grant date values.

TSR Share Results: Earlier TSR Programs

The performance period for the 2011 TSR Program began on January 1, 2011, and ended on December 31, 2013. Apache was ranked in the bottom 10 percent amongst its peer group, which resulted in a zero payout and the cancellation and forfeiture of the grants under this program for all eligible employees. The 2010 TSR Plan also yielded a zero payout.

Compensation Decisions With Respect to 2014

Base Salary

Effective January 1, 2014, base salaries were changed for two NEOs related to the following role changes:

•	Mr. Eichler became Executive Advisor to the Chairman and assumed the role of chief executive officer for Kitimat LNG resulting in a base salary adjustment from $900,000 to $650,000.

•	Mr. Voytovich became chief operating officer, international, resulting in an increase from $675,000 to $725,000.

2014 Annual Bonus Structure

Consistent with the 2013 plan, the weightings for the corporate performance element of the 2014 plan are again based 70 percent on corporate objectives and 30 percent on management objectives.

Due to the recent transformation in our portfolio, we have revised the corporate objectives to include a combination of operational metrics imperative to the 2014 success of our E&P business and strategic objectives tailored specifically to our plan for 2014. The corporate objectives established for 2014 include metrics related to production growth per share, reserves replacement, cash flow per barrel sold, the after-tax rate of return on the 2014 drilling program, and health, safety, security and environmental objectives.

The structure of the 2014 management objectives remains the same as the 2013 objectives, with each business unit defining specific objectives for the year tailored to the 2014 plan.

Long-Term Compensation Awards in 2014

As an outcome of our meetings with our shareholders in 2013, we determined that a greater emphasis should be placed on performance-based equity awards for 2014. The weight of performance-based equity has been increased to two-thirds of the awards for the CEO and half of the awards for all other NEOs. Stock options have been suspended from the awards for 2014.

During our shareholder engagement process we found that most of our shareholders view our peer group to be the eight to ten E&P companies closest to us in size (as measured by market cap or assets). While many of our shareholders understood the desire to expand our peer group for TSR purposes in order to have larger statistical validity, a number of our shareholders had negative reactions to the expanded group we used for TSR, as the expansion required us to include increasingly dissimilar companies. We determined that the larger TSR group did not deliver a materially different outcome and have elected for the 2014 TSR program to unify our peer group for both pay assessment and TSR purposes.

The 2014 TSR Program is similar to the 2013 TSR Program with some modifications. Under our 2014 TSR Program we have a more focused group of 12 peer companies including ourselves. A TSR rank of number one in the peer group results in a multiple of 2.00 times target with the multiple grading down to 0.40 for a ranking of 9, and a multiple of 0.0 for a ranking below 9 as shown below.

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.0	1.8	1.6	1.4	1.2	1.0	.80	.60	.40	0.0	0.0	0.0

The TSRs have a cap at target payout in the event absolute TSR for Apache is negative over the performance period, notwithstanding the relative performance of the shares. The shares will vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting one year later. This vesting schedule was reduced from prior years to align with the four-year vesting timeframe of our other equity compensation programs.

In addition to the 2014 TSR Program, a new form of performance shares has been introduced for 2014 that is based on business performance results coinciding with our corporate objectives as stated above. The overall results of the objectives will be calculated at the end of 2014 and, if a payout is warranted, applied to the target number of RSUs awarded. The actual amount of shares awarded will be between 0 percent and 150 percent of target. The initial 2014 program is designed to measure performance over a one-year period as we emerge from our portfolio restructuring period, however, the MD&C Committee is considering longer performance periods for future programs. The shares will vest 50 percent at the end of three years, with the remaining 50 percent vesting at the end of four years. The executive must remain employed with Apache on the vesting date to receive the vested shares. These internal business factors combined with relative TSR provide for a more balanced perspective of overall company performance.

The structure of the 2013 versus 2014 awards is shown below:

Composition of Long-Term Compensation for CEO

Composition of Long-Term Compensation for Other NEOs

OUR EXECUTIVE COMPENSATION DECISION MAKING PROCESS

Role of the Board of Directors

Compensation decision making for executives is both a core Board responsibility and an effective tool for shaping our strategy and performance. The MD&C Committee provides recommendations to the independent members of the Board for the CEO’s compensation and to the entire Board for other NEOs’ compensation, including base salary, annual cash incentive bonus, and long-term compensation multiples and components. The Board (or the independent members of the Board, as the case may be) actively reviews the recommendations and approves them as recommended or with modifications.

Role of the Management Development and Compensation Committee

The MD&C Committee, which met 8 times in 2013, plays a key role in the Board’s compensation oversight and decision making.

The MD&C Committee, on behalf of the Board, is responsible for reviewing and assessing the effectiveness of our compensation programs in general, and our executive compensation programs in particular. In performing these duties, the MD&C Committee reviews compensation programs and policies to avoid the incentivizing of excessive risk.

The MD&C Committee’s key responsibilities are:

•	To review our goals and objectives, evaluate performance in light of such goals, and recommend the CEO’s compensation to the Board for approval by the independent directors. This review is handled in independent sessions.

•	To make recommendations to the Board concerning the base salary, incentive and equity-based compensation plans for executive officers other than the CEO.

•	To review and recommend to the Board broad-based, long-term compensation programs for executive and non-executive employees.

Each of the MD&C Committee’s four members meets the independence requirements of the New York Stock Exchange and NASDAQ listing standards. The MD&C Committee’s charter is available on our website.

Role of the Stock Plan Committee

The principal purpose of the Stock Plan Committee, which met 8 times in 2013, is to assist the Board in the discharge of its responsibilities relating to equity-based compensation of our employees. The Stock Plan Committee’s key responsibilities are:

•	Administration of our equity-based compensation plans and programs and the approval, award, and administration of grants under the same, including certification of performance goals and their achievement.

•	Make recommendations to the Board with respect to our equity-based compensation plans and programs.

•	Prepare a summary of the grants and awards made under our equity-based compensation plans and programs for the MD&C Committee for use in our proxy statement.

•	Any other duties or responsibilities expressly delegated to the Stock Plan Committee by the Board from time to time relating to our equity-based compensation plans and programs.

Each member of the Stock Plan Committee meets the independence requirements of the New York Stock Exchange and NASDAQ listing standards and is an outside director within the meaning of Section  162(m) of the Internal Revenue Code. The Stock Plan Committee’s charter is available on our website.

Role of the Compensation Consultant

The Board and the MD&C Committee have broad access to information to perform their compensation functions. The Board has authorized the MD&C Committee to retain an independent compensation consultant. In September 2013, the MD&C Committee engaged Meridian Compensation Partners (the “Consultant”), to provide independent compensation advice and data to the MD&C Committee and the Board. Prior to this time, the MD&C Committee retained the services of Pearl Meyer & Partners (“PMP”). The Consultant performs an annual review of executive total compensation relative to the market. In addition, the Consultant assesses the competitiveness of our compensation programs versus the practices of our compensation peers and reviews these programs for any potential risk. Except for limited work for management in connection with the Consultant’s published industry-specific surveys, for which the Consultant received de minimis compensation, neither the Consultant nor PMP provided any services to Apache other than the executive compensation-related services to the Board. After its review, the MD&C Committee determined that no conflict of interest arose from the work performed by the Consultant.

Also, each year the MD&C Committee reviews the independence of the Consultant to ensure that the Consultant is indeed independent. Among other things, this review includes a certification from the Consultant in which the Committee is provided with written evidence of compliance with the Consultant’s own rules regarding independence. This certification from the Consultant was provided to the MD&C Committee, and after its review, the MD&C Committee determined that both the Consultant and PMP were independent.

Role of Management

In addition to the use of the Consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the CEO. The MD&C Committee, along with each of the independent directors, is authorized by the Board to obtain information from and work directly with any employee in fulfilling its responsibilities. Our executive vice president of human resources prepares information and materials for the CEO and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated compensation values derived from their reports. The MD&C Committee carefully considers the CEO’s recommendations on these matters, reaches final determination, and reports these outcomes to the Board in the form of recommended actions.

Risk Considerations in Our Compensation Programs

Our MD&C Committee has discussed the concept of risk as it relates to our compensation programs, and the MD&C Committee does not believe our compensation programs encourage excessive or inappropriate risk taking. The MD&C Committee with assistance of the Consultant arrived at this conclusion for the following reasons:

•	Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•	The goals and objectives for the annual cash incentive bonus are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

•	Our stock options and restricted stock units for executives generally vest over four years, which discourages short-term risk taking.

•	Our equity ownership requirements encourage a long-term perspective by our executives.

•	All of our executives’ unvested long-term equity compensation is forfeited upon voluntary termination, which encourages our executives to remain with the Company and maintain a long-term focus.

•	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit which encourages consistent behavior across the Company.

TAX LEGISLATION RELATED TO COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its three highest compensated officers for the year (other than the principal executive officer or the principal financial officer). The MD&C Committee continues to review our compensation plans based upon these regulations and, from time to time, determines what further actions or changes to our compensation plans, if any, would be appropriate. It is the intention of the MD&C Committee for us to receive shareholder approval for all future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

Our 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan (including the 2011 TSR Program), and 2011 Omnibus Equity Compensation Plan (including the 2012 and 2013 TSR Programs) were approved by our shareholders and grants made under such plans qualify as “performance-based” under the regulations. Our existing annual cash incentive compensation plan, special achievement bonuses, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving Apache’s goals, which in turn enhances shareholder value. No further grants can be made under the 2000 and 2005 Stock Option Plans, or the 2007 Omnibus Equity Compensation Plan. While the MD&C Committee cannot predict with certainty how our compensation policies may be further affected by this limitation, it is anticipated that executive compensation paid or accrued pursuant to our compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 3, 2014	Members of the Management Development and Compensation Committee George D. Lawrence, Chairman A. D. Frazier, Jr. John E. Lowe William C. Montgomery

[i]	Named Executive Officer.
ii	Total Shareholder Return (See “Long Term Compensation Award – Summary - TSR Shares” below).
iii	Our excess parachute policy provides that shareholder approval will be sought for future severance agreements with NEOs that provide a “parachute payment” under I.R.C. 280G in excess of 2.99 times the “base amount.”
iv	Our policy requiring double triggers provides that there shall be no acceleration of vesting based solely upon a change in control of any equity award granted to a NEO under an equity incentive plan that shareholders approve after the 2014 annual meeting unless such approved plan allows acceleration of vesting upon a change in control.
[v]	Our anti-hedging policy provides that “Apache’s directors and Section 16 officers may not enter into any hedge, or other transaction (such as puts, calls, options, or other derivative securities), in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options.”
vi	Our shareholder rights plan (poison pill) adopted in 1996, was set to expire in 2016; we accelerated its expiration effective March 7, 2014.
vii	See Item 6 of this proxy statement.
viii	This policy is posted on our web site.at http://www.apachecorp.com/Resources/Upload/file/governance/Apache_Human_Rights_Principles.pdf
ix	This statement is posted on our web site at http://www.apachecorp.com/Resources/Upload/file/governance/Apache_Political_Expenditures_and_Lobbying.pdf
[x]	This statement is posted on our web site at http://www.apachecorp.com/Resources/Upload/file/governance/Apache_Statement_on_Indigenous_Peoples.pdf
xi	Anadarko Petroleum Corp., BP, Canadian Natural Resources, Chesapeake Energy Corp., Chevron Corp., ConocoPhillips Company, Devon Energy Corp., EnCana Corp., ExxonMobil Corp., EniSpA, EOG Resources, Inc., Hess Corp., Marathon Oil Company, Murphy Oil Corp., Noble Energy, Inc., Occidental Petroleum Corp., Royal Dutch Shell, and Talisman Energy, Inc.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2013, 2012 and 2011. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers of the Company during 2013.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
G. Steven Farris (6)	2013	1,750,000	—	6,622,307	1,981,728	—	—	874,210	11,228,245
Chairman and	2012	1,750,000	—	6,775,441	3,028,080	4,000,000	—	1,538,684	17,092,205
Chief Executive Officer	2011	1,750,000	—	5,731,487	2,610,154	4,750,000	—	1,134,810	15,976,451
Roger B. Plank (7)	2013	900,000	—	3,284,515	1,351,093	990,000	—	243,037	6,768,645
President and	2012	900,000	—	2,613,289	1,167,962	653,400	—	381,008	5,715,659
Chief Corporate Officer	2011	782,292	—	1,833,939	835,222	900,000	—	300,467	4,651,920
Rodney J. Eichler (8)	2013	900,000	—	3,284,515	1,351,093	990,000	—	248,310	6,773,918
President and	2012	900,000	—	2,613,289	1,167,962	653,400	—	443,707	5,778,358
Chief Operating Officer	2011	782,292	—	1,833,939	835,222	900,000	—	450,706	4,802,159
Thomas E. Voytovich (9)	2013	657,452		4,255,774	821,082	657,450	—	156,215	6,547,973
Executive Vice President -	2012	—		—	—	—	—	—	—
International Operations	2011	—		—	—	—	—	—	—
Thomas P. Chambers (10)	2013	600,000	—	1,705,353	729,845	600,000	—	155,945	3,791,143
Executive Vice President and	2012	543,969	—	961,630	429,792	359,000	—	207,943	2,502,334
Chief Financial Officer	2011	449,034	—	3,002,515	309,453	450,000	—	135,645	4,346,647

(1)	The Named Executive Officers were not entitled to receive payments that would be characterized as bonus payments. See footnote (3) for payments under the Company’s incentive compensation plan.

(2)	Value of stock awards and option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating these values can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2013. The value of these stock awards and option awards is expensed ratably over the term of the award.

(3)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis.

(4)	Earnings from Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(5)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(6)	To comply with the requirement in the Company’s bylaws that the office of president must not be vacant, Mr. Farris, the Company‘s current chairman and chief executive officer was appointed the chairman, chief executive officer, and president of the Company effective February 13, 2014.

(7)	In connection with his retirement, Mr. Plank resigned as President and Chief Corporate Officer, effective February 13, 2014.

(8)	Effective January 1, 2014, Mr. Eichler was appointed Executive Advisor to the Chairman and as Chief Executive Officer, Kitimat (LNG and upstream).

(9)	Effective January 1, 2014, Mr. Voytovich was appointed Executive Vice President and Chief Operating Officer, International.

(10)	Beginning February 14, 2014, Mr. Chambers assumed the new position of Senior Vice President, Finance.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan provides an annual eight percent company contribution into the same investment choices as the 401(k) Savings Plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the 401(k) Savings Plan and the Money Purchase Retirement Plan. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s 2007 Omnibus Equity Compensation Plan and 2011 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies.

The Board requires G. Steven Farris to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment requires otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Farris, in line with SEC guidance, the following table includes the amounts attributable to each Named Executive Officer’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of an annual physical and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return and visa preparation. These items have been reflected in the following table under Foreign Assignment Allowances for the amounts that pertain to Mr. Eichler and to Mr. Voytovich. Mr. Eichler, as executive vice president — Egypt, resided in Egypt from 2007 to June 2009. Mr. Voytovich, as region vice president — Egypt, resided in Egypt from June 2009 to February 2012.

The following table provides a detailed breakdown of the amounts for fiscal years 2013, 2012, and 2011 under “All Other Compensation” in the Summary Compensation Table:

DESCRIPTION	Year	G. Steven Farris			Roger B. Plank			Rodney J. Eichler			Thomas E. Voytovich			Thomas P. Chambers
Company Contributions Retirement Plans	2013 2012 2011	$ $ $	33,500 34,700 29,400		$ $ $	33,500 34,700 29,400		$ $ $	33,500 34,700 29,400		$ $ $	33,500 — —		$ $ $	33,500 34,700 29,400
Company Contributions Non-Qualified Plan	2013 2012 2011	$ $ $	771,500 875,300 570,600		$ $ $	183,976 201,237 154,475		$ $ $	183,976 201,237 154,475		$ $ $	128,543 — —		$ $ $	100,760 86,760 54,484
Life Insurance Premiums (e)	2013 2012 2011	$ $ $	63 191,286 174,932		$ $ $	63 39,851 32,600		$ $ $	63 74,940 100,254		$ $ $	63 — —		$ $ $	63 28,801 20,748
Reimbursement for Taxes on Life Insurance Premiums	2013 2012 2011	$ $ $	— 109,715 100,335		$ $ $	— 22,857 18,698		$ $ $	— 53,074 70,974		$ $ $	— — —		$ $ $	— 16,519 11,900
Use of Company Property	2013 2012 2011	$ $ $	26,237 5,347 24,509	(a) (a) (a)	$ $ $	— 1,227 —	(b)	$ $ $	— — —		$ $ $	— — —		$ $ $	— — —
Reimbursement for Taxes on Use of Company Property	2013 2012 2011	$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —
Enhanced Long-Term Disability Coverage and Annual Physicals	2013 2012 2011	$ $ $	42,910 289,336 175,094		$ $ $	13,748 62,761 40,919		$ $ $	19,021 67,614 48,567		$ $ $	11,292 — —		$ $ $	11,702 21,003 19,113
Reimbursement for Taxes on Annual Physicals	2013 2012 2011	$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —
Dividend Equivalents Paid on Unvested Restricted Stock Units	2013 2012 2011	$ $ $	— 33,000 60,000		$ $ $	11,750 18,375 24,375		$ $ $	11,750 18,375 24,375		$ $ $	10,350 — —		$ $ $	9,920 20,160 —
Foreign Assignment Allowances (c)	2013 2012 2011	$ $ $	— — —		$ $ $	— — —		$ $ $	— (6,233 22,661	)(d) (d)	$ $ $	(27,533 — —	)(e)	$ $ $	— — —
Total — 2013 Total — 2012 Total — 2011		$ $ $	874,210 1,538,684 1,134,870		$ $ $	243,037 381,008 300,467		$ $ $	248,310 443,707 450,706		$ $ $	156,215 — —		$ $ $	155,945 207,943 135,645

(a)	These amounts for 2013, 2012 and 2011 are for use of corporate aircraft.

(b)	This amount for 2012 is for use of corporate aircraft.

(c)	Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the United States and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the United States. Pursuant to this policy, the Company withheld from Mr. Eichler’s and Mr. Voytovich’s compensation an amount equivalent to the taxes that would have been due had he remained in the United States. Those funds were used to help pay taxes due in the United States and in Egypt during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Eichler’s and Mr. Voytovich’s withholding that were incurred as a result of his foreign assignment.

(d)	This amount for 2012 includes $6,983 in tax credits related to foreign assignment and $750 for tax return preparation.

This amount for 2011 includes $21,911 for taxes related to foreign assignment and $750 for tax return preparation.

(e)	This amount includes $151,950 in tax credits related to foreign assignment, $57,399 in relocation allowance and expenses, $27,024 in location pay, $15,305 for housing and utilities, $11,582 in foreign service premium, $7,540 for goods and services allowance, $4,417 for home leave and travel expenses, and $1,150 for tax return and visa preparation.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of stock options and restricted stock units during fiscal year 2013 to the Named Executive Officers. There were no stock appreciation rights granted during fiscal year 2013. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Sh) (5) (k)	Grant Date Fair Value of Stock and Option Awards ($) (3) (6) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (1) (e)	Threshold (#) (f)	Target (#) (2) (g)	Maximum (#) (h)
G. Steven Farris	01/09/2013 05/16/2013 05/16/2013	— — — —	2,625,000 — — —	5,250,000 — — —	— 0 — —	— 59,839 — —	— 119,678 — —	— — 24,633 —	— — — 85,493	— — — 80.89	— 4,629,743 1,992,563 1,981,728
Roger B. Plank	01/09/2013 05/16/2013 05/16/2013	— — — —	990,000 — — —	1,980,000 — — —	— 0 — —	— 24,894 — —	— 49,788 — —	— — 16,794 —	— — — 58,287	— — — 80.89	— 1,926,049 1,358,467 1,351,093
Rodney J. Eichler	01/09/2013 05/16/2013 05/16/2013	— — — —	990,000 — —	1,980,000 — — —	— 0 — —	— 24,894 — —	— 49,788 — —	— — 16,794 —	— — — 58,287	— — — 80.89	— 1,926,049 1,358,467 1,351,093
Thomas E. Voytovich	01/09/2013 05/16/2013 05/16/2013 11/11/2013	— — — — —	657,452 — — — —	1,314,904 — — — —	— 0 — — —	— 10,062 — — —	— 20,124 — — —	— — 11,907 — 28,000	— — — 35,422 —	— — — 80.89 —	— 778,497 963,157 821,082 2,514,120
Thomas P. Chambers	01/09/2013 05/16/2013 05/16/2013	— — — —	600,000 — — —	1,200,000 — — —	— 0 — —	— 10,976 — —	— 21,952 — —	— — 10,584 —	— — — 31,486	— — — 80.89	— 849,213 856,140 729,845

(1)	Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each Named Executive Officer in effect for the 2013 measurement period. Beginning with the 2012 annual incentive bonus awards, a maximum payout not to exceed 200 percent of target was established. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2013 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The target number assumes that the multiple described below is 1.00, while the maximum number assumes a multiple of 2.00. The threshold level shown is zero because Company performance in the bottom quartile results in no payout.

On November 12, 2012, pursuant to the 2011 Omnibus Equity Compensation Plan, the Company established the 2013 Performance Program Specifications for all professional and management employees (excluding Egyptian nationals and non-exempt support staff and non-supervisory field staff) who are employed on or before December 31, 2012. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive restricted stock units (“RSUs”), the number of which will be determined and for which vesting will begin on December 31, 2015 based on the Company’s total shareholder return (“TSR”) as compared to a peer group of 18 companies. At the conclusion of the three-year performance period, which began on January 1, 2013 and ends on December 31, 2015, the Company’s performance will be directly ranked within the peer group, resulting in the

(footnotes continued on following page)

application of a single multiplier to the target shares to derive the number of shares awarded. The number of RSUs will be based on a target multiple (or percentage) of annual base salary at January 1, 2013 derived from job level as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16-19
Payout Multiple	2.00	1.90	1.80	1.70	1.60	1.50	1.40	1.30	1.20	1.10	1.00	0.90	0.80	0.70	0.55	0.00

If the Company’s TSR ranks from 1 to 15, vesting will begin on December 31, 2015, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2016, and 25 percent vesting as of December 31, 2017. If the Company ranks from 16 to 19, none of the conditional RSUs will vest. Employees must be employed during the entire performance period and on the date of vesting.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)	This column reflects the number of RSUs granted under the terms of the 2011 Omnibus Equity Compensation Plan on May 16, 2013. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, such RSUs are generally non-transferable, vest ratably over four years, and no dividends are paid on such units until vested.

(4)	This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2011 Omnibus Equity Compensation Plan. The options granted under the terms of the 2011 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock. The Company’s stock option plans, including the 2011 Omnibus Equity Compensation Plan, are administered by the Stock Plan Committee of the Company’s Board of Directors.

Options granted under the 2011 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change of control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s Board of Directors.

(5)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Exchange, Inc. Composite Transactions Reporting System.

(6)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 16, 2013: volatility – 33.60 percent; risk free rate of return – 0.79 percent; dividend yield – 0.99 percent; and expected option life – 5.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the Named Executive Officers at December 31, 2013:

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($) (j)
G. Steven Farris	31,750	—		—	56.7300	05/05/2015	12,530	(4)	1,076,828	45,481	(8)	3,908,637	(8)
	28,150	—		—	71.8800	05/03/2016	32,478	(6)	2,791,159	59,839	(11)	5,142,564	(11)
	31,050	—		—	74.1000	05/02/2017	24,633	(7)	2,116,960
	10,900	—		—	82.5500	05/06/2019
	76,904	25,635	(3)	—	99.3000	05/05/2020
	30,926	30,926	(4)	—	126.6100	05/04/2021
	28,675	86,025	(6)	—	82.6300	05/22/2022
	—	85,493	(9)	—	80.8900	05/16/2023
Roger B. Plank	7,700	—		—	56.7300	05/05/2015	12,500	(2)	1,074,250	17,542	(8)	1,507,559	(8)
	6,600	—		—	71.8800	05/03/2016	4,009	(4)	344,533	24,894	(11)	2,139,390	(11)
	14,300	—		—	74.1000	05/02/2017	12,527	(6)	1,076,570
	8,917	—		—	135.8300	05/07/2018	16,794	(7)	1,443,276
	9,100	—		—	82.5500	05/06/2019
	18,310	6,104	(3)	—	99.3000	05/05/2020
	9,896	9,896	(4)	—	126.6100	05/04/2021
	11,060	33,181	(6)	—	82.6300	05/22/2022
	—	58,287	(9)	—	80.8900	05/16/2023
Rodney J. Eichler	5,300	—		—	56.7300	05/05/2015	12,500	(2)	1,074,250	17,542	(8)	1,507,559	(8)
	4,600	—		—	71.8800	05/03/2016	4,009	(4)	344,533	24,894	(11)	2,139,390	(11)
	10,100	—		—	74.1000	05/02/2017	12,527	(6)	1,076,570
	6,500	—		—	135.8300	05/07/2018	16,794	(7)	1,443,276
	9,100	—		—	82.5500	05/06/2019
	18,310	6,104	(3)	—	99.3000	05/05/2020
	9,896	9,896	(4)	—	126.6100	05/04/2021
	11,060	33,181	(6)	—	82.6300	05/22/2022
	—	58,287	(9)	—	80.8900	05/16/2023
Thomas E. Voytovich	3,200	—		—	56.7300	05/05/2015	550	(3)	47,267	5,105	(8)	438,724	(8)
	2,900	—		—	71.8800	05/03/2016	1,217	(4)	104,589	10,062	(11)	864,728	(11)
	3,000	—		—	74.1000	05/02/2017	3,645	(6)	313,251
	2,167	—		—	135.8300	05/07/2018	12,000	(10)	1,031,280
	3,500	—		—	82.5500	05/06/2019	11,907	(7)	1,023,288
	4,080	1,360	(3)	—	99.3000	05/05/2020	28,000	(12)	2,406,320
	3,004	3,004	(4)	—	126.6100	05/04/2021
	3,218	9,656	(6)	—	82.6300	05/22/2022
	—	35,422	(9)	—	80.8900	05/16/2023
Thomas P. Chambers	900	—		—	74.1000	05/02/2017	499	(3)	42,884	6,455	(8)	554,743	(8)
	2,208	—		—	135.8300	05/07/2018	12,000	(5)	1,031,280	10,976	(11)	943,277	(11)
	2,400	—		—	82.5500	05/06/2019	1,486	(4)	127,707
	3,703	1,235	(3)	—	99.3000	05/05/2020	4,610	(6)	396,183
	3,666	3,667	(4)	—	126.6100	05/04/2021	10,584	(7)	909,589
	4,070	12,210	(6)	—	82.6300	05/22/2022
	—	31,486	(9)	—	80.8900	05/16/2023

(1)	Based on the per share closing price of the Company’s common stock of $85.94 for December 31, 2013.

(2)	Vests on 02/11/2014.

(3)	Vests on 05/05/2014.

(4)	Vests ratably on 05/04/2014 and 05/04/2015.

(5)	Vests ratably on 02/09/2014, 02/09/2015 and 02/09/2016.

(6)	Vests ratably on 05/22/2014, 05/22/2015 and 05/22/2016.

(7)	Vests ratably on 06/01/2014, 05/16/2015, 05/16/2016 and 05/16/2017.

(footnotes continued on following page)

(8)	Amount that vests will be based on the Company’s total shareholder return from 01/01/2012 — 12/31/2014; no payout value unless vesting occurs. Through 12/31/2013, the Company’s total shareholder return rank equals 18 out of 19 for a zero multiple under the 2012 Performance Program.

(9)	Vests ratably on 05/16/2014, 05/16/2015, 05/16/2016 and 05/16/2017.

(10)	Vests ratably on 05/22/2014, 05/22/2015, 05/22/2016 and 05/22/2017.

(11)	Amount that vests will be based on the Company’s total shareholder return from 01/01/2013 — 12/31/2015; no payout value unless vesting occurs. Through 12/31/2013, the Company’s total shareholder return rank equals 13 out of 19 for a 0.80 multiple under the 2013 Performance Program.

(12)	Vests ratably on 12/01/2014, 11/11//2015, 11/11//2016, 11/11//2017 and 11/11/2018.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2013 by each Named Executive Officer:

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (1) (d)		Value Realized on Vesting ($) (1) (e)
G. Steven Farris	—	—	69,815	(2)	5,604,590	(2)
Roger B. Plank	—	—	20,955		1,714,319
Rodney J. Eichler	—	—	20,955	(3)	1,714,319	(3)
Thomas E. Voytovich	—	—	6,249		503,409
Thomas P. Chambers	—	—	7,578	(4)	619,016	(4)

(1)	Reflects restricted stock units vested under the terms of the 2007 Omnibus Equity Compensation Plan and the 2011 Omnibus Equity Compensation Plan.

(2)	On May 8, 2008, G. Steven Farris was granted 250,000 restricted stock units. The closing price of the Company’s common stock on May 8, 2008, was $138.18 per share. On each of July 1, 2009, January 4, 2010, January 3, 2011, and January 3, 2012, 50,000 of the restricted stock units vested. On January 2, 2013, 50,000 of the restricted stock units vested, resulting in compensation of $4,037,000. The closing price of the Company’s common stock on January 2, 2013, was $80.74 per share.

Upon vesting, Apache issued one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares are not eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company.

(3)	For Mr. Eichler, includes compensation of $1,220,571 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 14,775 restricted stock units.

(4)	For Mr. Chambers, includes compensation of $169,300 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 2,000 restricted stock units.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2013 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the Named Executive Officers:

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
G. Steven Farris	(1) (2)	437,000 0	816,600 0	1,324,311 0		0 0	8,238,836 0
Roger B. Plank	(1) (2)	172,408 0	198,872 0	1,326,400 0	(3)(4)	0 0	6,442,092 0
Rodney J. Eichler	(1) (2)	552,622 1,220,571	198,872 0	1,816,387 55,957	(3)(4) (4)	0 280,869	10,972,034 6,473,403
Thomas E. Voytovich	(1) (2)	115,894 0	114,696 0	141,284 0	(3)(4)	0 0	822,191 0
Thomas P. Chambers	(1) (2)	107,720 169,300	102,958 0	231,156 2,821	(3)(4) (4)	0 0	1,170,332 347,657

(1)	Non-Qualified Retirement/Savings Plan - see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.

(2)	Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above.

(3)	Includes unrealized gains in the Non-Qualified Retirement/Savings Plan as follows: Mr. Farris – $367,690; Mr. Plank — $638,107; Mr. Eichler — $850,109; Mr. Voytovich — $86,482; and Mr. Chambers — $138,027.

(4)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2013, assuming termination had occurred on December 31, 2013.

Name	Retirement or Voluntary Termination	For Cause Termination	Termination without Cause		Change of Control Termination (7)	Death
G. Steven Farris
• Employment Contract (1)	$0	$0	$13,125,000		$13,125,000	$0
• Income Continuance Plan	$0	$0	$0		$3,500,000	N/A
Benefits Continuation
• Health	$0	$0	$66,636		$66,636	$3,702
• Life	$0	$0	$0		$126	$0
Unvested & Accelerated
• Restricted Stock Units (2)	$0	$0	$0		$15,036,148	$15,036,148
• Stock Options	$0	$0	$0		$716,482	$716,482

TOTAL	$0	$0	$13,191,636		$32,444,392	$15,756,332
Roger B. Plank (3)
• Income Continuance Plan	$0	$0	$0		$3,780,000	$0
Benefits Continuation
• Health	$0	$0	$0		$30,056	$0
• Life	$0	$0	$0		$126	$0
Unvested & Accelerated
• Restricted Stock Units (4)	$0	$0	$0		$7,585,580	$7,585,580
• Stock Options	$0	$0	$0		$404,178	$404,178

TOTAL	$0	$0	$0	(8)	$11,799,940	$7,989,758
Rodney J. Eichler
• Income Continuance Plan	$0	$0	$0		$3,780,000	$0
Benefits Continuation
• Health	$0	$0	$0		$44,424	$0
• Life	$0	$0	$0		$126	$0
Unvested & Accelerated
• Restricted Stock Units (4)	$0	$0	$0		$7,585,580	$7,585,580
• Stock Options	$0	$0	$0		$404,178	$404,178

TOTAL	$0	$0	$0	(8)	$11,814,308	$7,989,758
Thomas E. Voytovich
• Income Continuance Plan	$0	$0	$0		$2,629,804	$0
Benefits Continuation
• Health	$0	$0	$0		$43,863	$0
• Life	$0	$0	$0		$126	$0
Unvested & Accelerated
• Restricted Stock Units (5)	$0	$0	$0		$6,229,447	$4,304,391
• Stock Options	$0	$0	$0		$210,842	$210,842

TOTAL	$0	$0	$0	(8)	$9,114,082	$4,515,233
Thomas P. Chambers
• Income Continuance Plan	$0	$0	$0		$2,400,000	$0
Benefits Continuation
• Health	$0	$0	$0		$43,863	$0
• Life	$0	$0	$0		$126	$0
Unvested & Accelerated
• Restricted Stock Units (6)	$0	$0	$0		$4,005,663	$3,318,143
• Stock Options	$0	$0	$0		$199,419	$199,419

TOTAL	$0	$0	$0	(8)	$6,649,071	$3,517,562

(see footnotes on following page)

(1)	Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which his base salary as of year-end 2013 is $1,750,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without “cause” (as defined in the employment agreement), or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate in addition to continuing individual dependent benefits for 60 days. These rights and obligations would be the same if a termination in either of these circumstances were to follow a change of control. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

(2)	On May 8, 2008, Mr. Farris was granted 250,000 restricted stock units. The restricted stock units vested 50,000 on each of July 1, 2009, January 4, 2010, January 3, 2011, January 3, 2012, and January 2, 2013. Upon vesting, Apache issued one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares are not eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. If Mr. Farris is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Farris terminates his employment for good reason, then the above restrictions shall lapse.

(3)	In connection with his retirement effective March 31, 2014, Mr. Plank resigned as an officer of the Company on February 13, 2014. Also on February 13, 2014, the Company and Mr. Plank entered into a release and settlement agreement (the “Retirement Agreement”) effective as of the same day. Pursuant to the terms of the Retirement Agreement, Mr. Plank will receive (i) severance pay; (ii) continued vesting of all outstanding restricted stock units and stock options according to their original schedules and with full 10-year terms; (iii) potential cash amounts following fiscal years ending 2014 — 2017 equal to the fair market value of shares under the Company’s Total Shareholder Return and 2014 Business Performance Share programs if those shares would have vested after the applicable performance period under those programs had he remained employed at the Company; and (iv) participation in the Company’s retiree medical plan with coverage costs paid by the Company through age 65.

As of February 13, 2014, the amount or estimated/potential value of each component of the Retirement Agreement was (i) severance pay - $3,780,000; (ii) continued vesting of all outstanding restricted stock units according to their original schedules — $2,698,397; (iii) continued vesting of all outstanding stock options according to their original schedules and with full 10-year terms — $4,080; (iv) potential cash amounts following fiscal years ending 2014 — 2017 equal to the fair market value of shares under the Company’s Total Shareholder Return and 2014 Business Performance Share programs if those shares would have vested after the applicable performance period under those programs had he remained employed at the Company — $5,484,392; and (v) participation in the Company’s retiree medical plan with coverage costs paid by the Company through age 65 — $113,430.

(4)	On February 12, 2009, Messrs. Plank and Eichler were each granted 62,500 restricted stock units. The restricted stock units vested 12,500 on each of April 1, 2010, February 12, 2011, February 12, 2012, February 12, 2013, and February 12, 2014. Upon vesting, Apache issued one share of common stock for each restricted stock unit, and 7,500 out of each 12,500 shares are not eligible for sale by Messrs. Plank and Eichler until such time as they retire or terminate employment with the Company. If Messrs. Plank or Eichler is terminated by the Company without cause and not by reason of becoming disabled or if they terminate employment for good reason, then the above restrictions shall lapse.

(5)	On May 22, 2012, Mr. Voytovich was granted 15,000 restricted stock units. The restricted stock units vested 3,000 on July 1, 2013, and the remaining 12,000 will vest ratably on May 22, 2014, May 22, 2015, May 22, 2016, and May 22, 2017. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 1,800 out of each 3,000 shares are not eligible for sale by Mr. Voytovich until such time as he retires or terminates employment with the Company. On November 11, 2013, Mr. Voytovich was granted 28,000 restricted stock units. The restricted stock units vest 5,600 on each of December 1, 2014, November 11, 2015, November 11, 2016, November 11, 2017, and November 11, 2018. Upon vesting, Apache will issue one share of common stock for each restricted stock unit. If Mr. Voytovich is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(6)	On February 9, 2011, Mr. Chambers was granted 20,000 restricted stock units. The restricted stock units vested 4,000 on each of April 2, 2012, February 9, 2013, February 9, 2014, and the remaining 8,000 will vest ratably on February 9, 2015 and February 9, 2016. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and

(footnotes continued on following page)

2,400 out of each 4,000 shares are not eligible for sale by Mr. Chambers until such time as he retires or otherwise terminates employment with the Company. If Mr. Chambers is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Chambers terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(7)	In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan). In this event, continued health benefit premiums would be paid so that the after-tax income would equal what it would have if the amount of the coverage were withheld on a pre-tax basis.

(8)	Although there are no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In the event of death for Mr. Farris, Mr. Plank, Mr. Eichler, Mr. Voytovich, or Mr. Chambers, in addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

In connection with Mr. Plank’s retirement in March 2014, his life and disability insurance will both be portable upon retirement and will no longer be paid by the Company.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

George D. Lawrence, A. D. Frazier, Jr., and William C. Montgomery served on the Management Development and Compensation Committee of the Company’s Board of Directors for all of 2013. John E. Lowe has served on the Management Development and Compensation Committee since July 2013. John A. Kocur served on the Management Development and Compensation Committee until his retirement on October 1, 2013.

Mr. Kocur was a member of the Management Development and Compensation Committee since September 1991 and a director of the Company since 1977. Mr. Kocur retired as an executive officer in 1991 and, pursuant to the terms of an employment agreement in place at the time of his retirement, he receives health, dental and vision benefits for life.

Mr. Lawrence, a member of the Management Development and Compensation Committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s Board of Directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company at full cost.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

Eric J. Eichler, an employee of the Company, is the son of Rodney J. Eichler, who formerly served as Apache’s president and chief operating officer and now serves as Apache’s executive advisor to the chairman and as chief executive officer, Kitimat (LNG and upstream). Eric Eichler is employed as a reservoir engineer III, a position he has held since July 2012, in Apache’s Resource Assessment group and since December 2103, in Apache Canada’s reservoir and planning group. His compensation package is comparable to the employment benefits that are standard for all Apache employees. In 2013, Eric Eichler earned total compensation of $251,389 from the Company, including base salary, annual cash incentive bonus, foreign assignment allowances, and the value of vested restricted stock units and stock options. Rodney J. Eichler does not evaluate Eric Eichler and does not influence the amount of his compensation.

Keith L. Josey, an employee of the Company, is the brother of Scott D. Josey, who served as a member of Apache’s Board of Directors until March 15, 2013. Keith Josey is employed as director, real estate and administrative services, a position he has held since July 2012, in Apache’s General Services group. In 2013, Keith Josey earned total compensation of $239,400 from the Company, including base salary and annual cash incentive bonus. Scott D. Josey did not influence the amount of Keith Josey’s compensation.

The Company’s Board of Directors has adopted a Code of Business Conduct, which was revised in 2013. The Code of Business Conduct prohibits conflicts of interest between any director, officer or employee and the Company. The Code of Business Conduct requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM NO. 4 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm (the “independent auditors”), to audit the Company’s financial statements for 2014. Ernst & Young LLP served as the Company’s independent auditors for fiscal year 2013 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP has served as the Company’s independent auditors since 2002.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the company’s independent auditors for fiscal 2014 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of Ernst & Young LLP into consideration in future deliberations. If Ernst & Young LLP’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

The fees paid to Ernst & Young LLP for 2013 and 2012 were as follows:

Description	Amounts (in thousands)
	2013	2012
Audit Fees (1)	$6,342	$6,037
Audit-Related Fees (2)	$774	$458
Tax Fees (3)	$615	$1,126
All Other Fees (4)	$51	$103

(1)	Audit Fees include fees related to the following services: the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal controls, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal controls, reporting requirements.

(3)	Tax Fees include fees related to the following services: tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Fees include fees for products and services other than those in the three categories above, including vendor due diligence, dispute assistance, greenhouse gas emissions audits, and assistance with other non-financial audits.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to the de minimis exception provide in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditors and to comply with the applicable securities laws, the listing standards of the New York Stock Exchange and the NASDAQ Stock Market, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating, and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by the independent auditors. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by the Company’s independent auditors (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent auditors may not perform any audit, audit-related, or non-audit service for Apache, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Apache engaged the independent auditors to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditors by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditors and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve any audit, audit-related, or non-audit service, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2014.

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(ITEM NO. 5 ON PROXY CARD)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14 of the Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the fiscal year 2013 compensation of our named executive officers (our “NEOs”) as disclosed in this proxy statement. This Proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis,” and the compensation tables that follow, included in this proxy statement, for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our NEOs.

Prior Year Vote and Fiscal Year 2013 Compensation and Governance Highlights

While we did accomplish several key strategic objectives for the Company in 2013, we realize that our stock price has continued to lag our peers and that we failed last year’s annual say-on-pay vote, receiving slightly less than majority support. As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, in an effort to understand and respond to our shareholders’ concerns, both prior to and after our 2013 annual meeting, we engaged with virtually all of our major shareholders. As a result, we made the following compensation and governance changes in 2013 and continuing into 2014:

✓	Reduced CEO target compensation by 18 percent;

✓	Reduced the target bonus for our CEO from 200 percent to 150 percent of base salary;

✓	Reduced the May 2013 equity award for the top three NEOs;

✓	Lowered the annual equity award for the Board by 25 percent;

✓	Eliminated all tax gross ups for executive-only benefits;

✓	Reduced our CEO’s calculated annual bonus for 2013 to zero;

✓	Increased the percentage of equity grants that are performance related;

✓	Redesigned the annual bonus program to better align with corporate strategy;

✓	Held base salaries flat for all NEOs, other than for promotions;

✓	Reduced executive disability and life insurance benefits;

✓	Reduced maximum payout under TSR Shares from 250 percent of target to 200 percent;

✓	Adopted a policy limiting excess parachute payments;

✓	Formalized our policy to require double triggers for accelerated vesting;

✓	Hired a new independent consultant to the MD&C Committee;

✓	Adopted an anti-hedging policy;

✓	Added a new independent director to the MD&C Committee;

✓	Introduced a new performance share program for 2014 based on business performance results;

✓	For 2014, increased the percentage of equity awards that are performance based to 67 percent for the CEO and to 50 percent for all other NEOs;

✓	Suspended stock option grants for 2014;

✓	Effective January 1, 2014, we determined that the Company’s matching contributions made to the CEO’s Non-Qualified Retirement Savings Plan account would be invested in Apache common stock.

✓	Eliminated our poison pill;

✓	Again seeking shareholder approval to eliminate our staggered Board;

✓	Empowered shareholders holding 15 percent of our stock with the right to call a special meeting;

✓	Implemented a mandatory retirement age of 75 for all directors first elected after the 2013 annual meeting;

✓	Reduced the average age of our Board from 68 to 60;

✓	Reduced the average tenure of our Board from 17 years to 10;

✓	Eliminated the Executive Committee of the Board;

✓	Clarified the role of lead director to meet specific shareholder concerns;

✓	Adopted Apache’s Human Rights Principles;

✓	Announced Apache’s Statement On Political Expenditures and Board Oversight; and

✓	Approved Apache’s Statement on Indigenous Peoples.

Other Best Practices Continue

We also continue to maintain other features in our compensation programs that shareholders widely consider best practices and that we view as consistent with our compensation philosophy, including:

†	Significant Performance-Based Pay: Our performance-based compensation (including stock options) comprised 81.5 percent of our NEOs’ total compensation for fiscal year 2013, in accordance with our pay for performance philosophy.

†	Alignment of Executive Pay with the Shareholder Experience: Our overall compensation design has the bulk of executive pay in the form of equity, an even larger part of which is performance-related; so that our executives’ realized pay parallels the shareholder experience.

†	Multiple Performance Measures: We use multiple performance measures that include short- and long-term objectives to evaluate executive performance.

†	Stock Ownership Requirements: We have stock ownership requirements for our directors and officers to ensure they are meaningfully invested in our stock and have personal financial interests strongly aligned with those of our shareholders. We increased our CEO’s stock ownership requirement to six times base salary.

†	No Repricing: Our stock options cannot be repriced, reset, or exchanged for cash if underwater.

†	Anti-Pledging Policy: Our anti-pledging policy prohibits our directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan.

†	Double Trigger: We continued and formalized our policy of requiring a double trigger for accelerated vesting of equity upon a change in control.

†	Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law, including Sarbanes-Oxley and Dodd-Frank.

†	No Gross-Ups: We do not make tax gross-up payments to executive officers except for (i) our expatriate tax-equalization policy, which is available to all Apache expatriates and (ii) tax gross-ups of continuing certain group benefits like health insurance upon a change in control pursuant to our Income Continuance Plan (which provides benefits to various categories of our employees including our officers).

†	Employment Contracts: With the sole exception of our CEO, whose original employment contract dates back to 1988, all our employees, including each of our other NEOs, are employed “at will,” with no employment contracts.

†	SVP of Policy and Governance: We have a senior vice president of policy and governance charged with intensive shareholder engagement on non-financial and operating issues important to our shareholders, including governance, environment, safety and sustainability.

We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR this item on their proxy card.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the NEO compensation, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns. We hold such advisory votes on executive compensation each year and will hold another advisory vote at our 2015 annual meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

APPROVAL OF AN AMENDMENT TO

APACHE’S RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS

TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

(ITEM NO. 6 ON PROXY CARD)

Apache’s Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) currently provides that the Board of Directors be divided so that as nearly numerically possible one-third of the directors are elected at each annual meeting of shareholders to serve a three-year term.

At our 2013 annual meeting, the Company’s shareholders voted on a management proposal to eliminate the classification of the Board of Directors and provide for the election of all directors annually. The affirmative vote of four-fifths (80%) of the Company’s issued and outstanding common stock was required for approval and implementation of the proposal. At our 2013 annual meeting, the proposal was not approved, as only 73.88% of the Company’s issued and outstanding common stock was voted to approve the proposed amendment.

The Corporate Governance and Nominating (“CG&N”) Committee and the Board of Directors recognize that our shareholders expressed a preference for the declassification of the Board at the 2012 annual meeting. Therefore, the Board of Directors accepted the recommendation of the CG&N Committee and determined, in light of the fact that well over a majority of the shareholders voted in favor of the proposal at the 2013 annual meeting, to again unanimously adopt an amendment to Article NINTH of the Company’s Restated Certificate of Incorporation to eliminate the classification of the Board of Directors over a three-year period and to resubmit the amendment to the shareholders of the Company at our 2014 annual meeting. The text of the proposed amendment to Article NINTH of the Restated Certificate of Incorporation is attached to this proxy statement as Annex A.

The affirmative vote of shareholders holding at least four-fifths (80%) of the Company’s issued and outstanding common stock is required to approve the proposed amendment. If the shareholders approve the proposed amendment, then, beginning at the 2015 annual meeting, directors standing for election will be elected to one-year terms. The existing terms of directors elected prior to or at the 2014 annual meeting will not be shortened. The entire Board of Directors will be elected annually beginning at the 2017 annual meeting.

If approved by the shareholders, the proposed amendment to the Restated Certificate of Incorporation will become effective upon the filing of Articles of Amendment to the Restated Certificate of Incorporation with the Secretary of State of Delaware. If the shareholders do not approve the proposed amendment, then the Board of Directors will remain classified, and all directors will continue to be elected to three-year terms.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s bylaws.

In order for such proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s corporate secretary (at the address below) not less than 120 days prior to the meeting, which is expected to be held in May 2015. Nominations of persons for election to the Board of Directors at the 2015 annual meeting likewise must be given in writing, comply with the Company’s bylaws, and be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2015.

In addition to the foregoing, should a shareholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, such proposal must be received by the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 on or before December 4, 2014.

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, MN 55164-0854, or call 1-877-602-7615.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $13,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 2 and 3 of this proxy statement.

Annex A

Proposed Amendment to Article NINTH of the

Restated Certificate of Incorporation of Apache Corporation

If the proposal is approved and the amendment becomes effective, Article NINTH of the Company’s Restated Certificate of Incorporation will be amended to read in its entirety as follows:

NINTH. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Commencing with the 2015 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2016 annual meeting of stockholders; at the 2016 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2017 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders. Until the following transition has been completed, the Board of Directors shall be classified and divided into three classes, after which the classification shall expire. As a result, the directors who were elected at the 2014 annual meeting of stockholders will serve for a term expiring at the 2017 annual meeting of stockholders. The directors who were elected at the 2013 annual meeting of stockholders will serve for a term expiring at the 2016 annual meeting. The directors who were elected at the 2012 annual meeting of stockholders will serve for a term expiring at the 2015 annual meeting.

A majority of the directors then in office, in their sole discretion and whether or not constituting less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal, or otherwise, and may elect directors to fill any newly created directorships created by the Board. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of office for which candidates are nominated and elected shall be divided as set forth in the immediately preceding paragraph.

Each director shall be elected and serve until his or her successor shall have been duly elected and qualified unless he or she shall have resigned, become disqualified, deceased or disabled, or shall otherwise have been removed from office.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

A-1

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease, or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interest of the Corporation.

In the absence of fraud, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

A-2

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

MAY 15, 2014

AND PROXY STATEMENT

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/apa

Use the Internet to vote your proxy until 11:59 p.m.

(central time) on May 14, 2014. Scan code below for mobile voting.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until

11:59 p.m. (central time) on May 14, 2014.

MAIL – Mark sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

QR CODE

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote “FOR” Items 1 through 6.
Items 1-3. Election of directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. G. Steven Farris	☐	☐	☐	3. Amy H. Nelson	☐	☐	☐
2. A.D. Frazier, Jr.	☐	☐	☐

4. Ratification of Ernst & Young LLP as Apache’s independent auditors				☐ For		☐ Against	☐ Abstain

5. Advisory vote to approve the compensation of Apache’s named executive officers				☐ For		☐ Against	☐ Abstain

6. Approval of amendment to Apache’s Restated Certificate of Incorporation to eliminate Apache’s classified Board of Directors				☐ For		☐ Against	☐ Abstain

7. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 6.

Address Change? Mark box, sign, and Indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APACHE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 15, 2014

10:00 a.m.

Hilton Houston Post Oak

2001 Post Oak Boulevard

Houston, Texas

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at

http://www.apachecorp.com/Investors/Annual_meeting.aspx

proxy

APACHE CORPORATION – 2014 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 15, 2014

By signing this proxy, you revoke all prior proxies and appoint John E. Lowe, William C. Montgomery, and Charles J. Pitman as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 15, 2014, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 17, 2014.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THROUGH 6.

For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 11, 2014, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.

See reverse for voting instructions.